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                                                                    EXHIBIT 10.9




          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                           SOFTWARE LICENSE AGREEMENT

This Software License Agreement (the "Agreement") is entered into as of September 1, 2003 (the "Effective Date") by and between BISYS, Inc. ("BISYS"), a Delaware corporation with its principal place of business at 90 Park Avenue, New York, New York 10016 and Open Solutions Inc. ("OSI"), a Delaware corporation with its principal place of business at 300 Winding Brook Drive, Glastonbury, CT 06033 (each a "Party", and collectively the "Parties").

                                    Recitals

A. BISYS, through its Banking Division, is a leading provider of comprehensive data processing outsourcing solutions to financial institutions;

B. OSI is the developer and owner of The Complete Banking Solution(R) and The Complete Commercial Banking Solution(TM) software system and is a leading supplier of client/server software and information services to financial institutions;

C. OSI and BISYS are parties to that certain Software License and Marketing and Distribution Agreement dated August 20, 1997, as amended (the "Original Agreement"), and wish to amend, restate, replace and supersede the Original Agreement in its entirety by replacing it with this Agreement;

D. Sound Software Development, Inc. ("Sound"), a wholly-owned subsidiary of OSI, and BISYS are parties to that certain Referral Agreement dated December 19, 2001 (the "Sound Agreement"), and Sound and BISYS wish to have this Agreement amend, restate, replace and supersede the Sound Agreement as of the Effective Date of this Agreement; and

E. The Parties have agreed that BISYS may provide data processing outsourcing services to certain financial institutions utilizing OSI's software as provided in this Agreement.

Now, therefore, in consideration of the mutual obligations set forth herein, the Parties agree as follows:

1.       Definitions.

1.1 Ancillary Product(s) - shall mean the machine-readable, compiled object code format of certain software products and processing services offered by OSI, other than the Licensed Software, as listed Schedule 1.1, which BISYS shall offer to its Customers and TotalPlus Customers as its exclusive offering for such products.

1.2 Annual Measuring Period - shall mean a fiscal year of this Agreement, commencing October 1 of each year and consisting of four consecutive calendar quarters.

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1.3      Change of Control - shall mean with respect to a particular Party (i)
the consummation of a merger or consolidation of that Party with another entity, in one or more related transactions such that the owners of interests (shares or otherwise) of the Party immediately prior to such transaction do not own at least 50% of the ownership interests of the surviving entity immediately following the consummation of the transaction(s); (ii) the sale of all, or substantially all, of the assets of the Party; or (iii) the acquisition by any person (including a group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of the actual or beneficial ownership of 50% or more of the outstanding ownership interests of the Party. For the purposes of this Agreement a sale of shares of OSI as part of an offering to the general public, whether in an initial public offering, or in any subsequent supplemental, secondary or other public offering, shall not be deemed to constitute or result in a "change in control" for purposes of this Agreement even if it results in a change of actual or beneficial ownership otherwise meeting the requirements set forth in this paragraph.

1.4 Conversion - shall mean the process of converting a new Customer's data to the System, and otherwise implementing the System for use by a Customer or, in the case of an Ancillary Product, the process of implementing the Ancillary Product for use by a Customer or TotalPlus Customer.

1.5 Conversion Date - shall mean, in the case of the System, unless otherwise agreed by the Parties in an individual case, the earlier of: (a) the date on which Live Production (as defined below) begins, or (b) one hundred eighty (180) days from the date of the agreement between BISYS and the Customer relating to use of the System. "Live production" shall mean the time when Customer uses the System or portions thereof to execute transactions, produce reports or retrieve information from the Licensed Software on a regular basis other than exclusively for test purposes. In the case of Ancillary Products, unless otherwise agreed by the Parties in an individual case, the Conversion Date shall mean the earlier of (a) the date on which the Ancillary Product is delivered or made accessible to the Customer for use, or (b) one hundred eighty
(180) days from the date of the agreement between BISYS and a Customer relating to use of the applicable Ancillary Product.

1.6 Customer - shall mean a Financial Institution for which BISYS contractually provides Outsourcing Services using the System.

1.7 Documentation - shall mean all user manuals, system guides, and specifications for the System. OSI will from time to time provide BISYS with written copies of the results of the most recent benchmarking activities, if any, within thirty (30) days of receipt of any report relating to such activities.

1.8 Financial Institution - shall mean (i) all classes of United States federal or state chartered banks only, including commercial banks, savings banks, mutual savings banks, thrift institutions, savings and loan associations, and branches thereof, and (ii) non-bank entities which sell financial products, including, without limitation, insurance companies and investment firms. No other entity or type of financial institution, such as but not limited to credit unions, is included within this definition of Financial Institution.

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1.9      Initial Period -- shall mean the period commencing with the Effective
Date and ending September 30, 2003.

1.10 License Fees - shall mean the Customer License Fees, Higher Level License Fees and Ancillary Products Fees payable by BISYS to OSI pursuant to
Section 8(c).

1.11 Licensed Software - means the machine-readable, compiled object code format of OSI's The Complete Banking Solution(R) and The Complete Commercial Banking Solution (TM) (when it becomes generally available to OSI's customers) together with all modifications and updates to such software products (including a software product which is a combination of the features and functions of The Complete Banking Solution(R) and The Complete Commercial Banking Solution(R) products), which OSI's makes generally available to Financial Institutions from time to time during the Term or Renewal Term of this Agreement and initially identified on Schedule 1.11 hereto.

1.12 List Price - shall mean the list price of the Licensed Software (including interfaces), the Ancillary Products, and any Third Party Software based on the price lists shown on the attached Schedule 1.1 (for Ancillary Software) and Schedule 1.12 (for Licensed Software and Third Party Software) as may be modified by OSI from time to time as provided in Section 8(a).

1.13 Master Copy - shall mean a current copy of the machine readable, compiled object code form of the Licensed Software and Ancillary Products.

1.14 OSI Source Code - shall mean the source code form of the software products included in the Licensed Software and Ancillary Products, which are owned or developed by OSI.

1.15 Outsourcing Services - shall mean data processing and other information processing services for a Financial Institution provided remotely by BISYS using the System at BISYS' data center facilities.

1.16 System - shall mean the Licensed Software in a Microsoft Windows NT/2000/Unix operating system environment (and any other mutually agreed upon operating systems) including any Third Party Software, as it may exist from time to time during the term of this Agreement.

1.17 Territory - shall mean those states in the United States more fully set forth in Schedule 1.17.

1.18 TotalPlus Customer(s) - shall mean a Financial Institution customer(s) of BISYS's TotalPlus system, or any other software products containing similar core data processing functionality for Financial Institutions, provided on an outsourcing basis by BISYS in the Territory.

1.19 Third Party Software - shall mean the software, in machine-readable, compiled object code format only, owned by third parties, sublicensed by OSI to BISYS that is interfaced into the Licensed Software.

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2.       Grant and Acceptance of Software and Trademark License.

(a) License to System. Subject to the terms and conditions of this Agreement, OSI hereby grants to BISYS and BISYS hereby accepts from OSI a non-exclusive, non-transferable license and concurrent right to market and sublicense the System to provide Outsourcing Services to Financial Institutions in the Territory unmodified from the version(s) provided by OSI from time to time, in object code form only. BISYS is prohibited from sub-licensing any of its rights or delegating any of its duties under this Agreement.

(b) License to Ancillary Products. Subject to the terms and conditions of this Agreement, OSI hereby grants to BISYS and BISYS hereby accepts from OSI a non-exclusive, non-transferable license and concurrent right to market, sublicense and provide the Ancillary Products to Customers and TotalPlus Customers located in the Territory by either (i) providing Outsourcing Services using unmodified version(s) of the Ancillary Products provided by OSI from time to time, in object code form only, (ii) distributing the Ancillary Products in unmodified object code form only pursuant to written license agreements with Customers and TotalPlus Customers, or (iii) for Ancillary Products which are services, making such services available to Customers and TotalPlus Customers in unaltered form. Except for Ancillary Products sublicensed by BISYS to its Customers and TotalPlus Customers as permitted in this Section 2(b), BISYS is prohibited from sublicensing any of its rights or delegating any of its duties under this Agreement.

(c) License to Trademarks. Subject to the terms and conditions of this Agreement, OSI hereby grants to BISYS and BISYS hereby accepts from OSI a non-exclusive and non-transferable right to use the OSI trade names "OSI", "Open Solutions Inc.", and "The Complete Banking Solution(R)", and The Complete Commercial Banking Solution(TM) trademarks (the "Marks") during the term of this Agreement for the sole purpose of the promotion and marketing Outsourcing Services using the System in the Territory. BISYS shall use and reproduce the Marks and proprietary rights notices on the products and services provided by BISYS to the Customer that contain any OSI trade secrets, the Marks or copyrights in accordance with OSI's specifications and shall inure to the benefit of OSI. Any and all OSI trademarks and trade names, which BISYS uses in connection with the rights granted hereunder, are and remain the exclusive property of OSI. Nothing herein shall prohibit or otherwise limit BISYS from promoting and marketing the System as a product offered by its Banking Division. BISYS agrees to submit materials containing OSI's Marks to OSI for inspection by OSI prior to use or distribution of such materials, and OSI shall have the right to modify such materials. Notwithstanding anything to the contrary in this Agreement, BISYS shall give attribution to OSI for BISYS' use of the Licensed Software, the Ancillary Products, the Marks and/or OSI's proprietary rights in any permitted marketing materials, press releases, or other communication (whether printed or otherwise) involving or relating to the Licensed Software, the Ancillary Products, the Marks and/or OSI's proprietary rights.

(d) Nothing herein shall prevent OSI from appointing other distributors, resellers or remarketers of the Licensed Software, the System or the Ancillary Products; provided, however, that OSI represents that, as of the Effective Date, it does not have a distributor, reseller or remarketer arrangement for the Licensed Software (only) in the Territory with any of the

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following companies or their affiliates, and agrees not to appoint any of the following companies, or their affiliates, as a distributor, reseller or remarketer of the Licensed Software (only) in the Territory during the first eighteen (18) months of this Agreement:

                  FISERV
                  AURUM
                  JACK HENRY
                  INTRIEVE
                  FSI
                  METAVANTE

3.       Delivery of Master Copy.

OSI shall deliver to BISYS within sixty (60) days of a software release to OSI's customers generally, a new Master Copy of the Licensed Software and Ancillary Products software, so that BISYS has available to it the most current version. The delivery of Master Copies after the cancellation, completion, expiration or termination of this Agreement shall continue as part of post-termination maintenance support services to the extent provided in Section 9(d). As part of the License granted hereunder, BISYS shall have the right to copy such Master Copy(ies) and Documentation for use in connection with its Outsourcing Services to Customers and, as to Ancillary Products, to TotalPlus Customers, and for archival, testing, support backup, disaster recovery, and demonstration.

4.       Sales by BISYS.

(a) Marketing and Sales Efforts. During the Term and any Renewal Term, BISYS shall use commercially reasonable efforts to market, promote and sell Outsourcing Services using the System and Ancillary Products to Financial Institutions located in the Territory, including using commercially reasonable efforts to convert each of its TotalPlus Customers to Outsourcing Services using the System at the renewal of the TotalPlus Customer's agreement, except when BISYS has a good-faith belief after due inquiry that a TotalPlus Customer is not a reasonable prospective customer for such conversion.

(b) Minimum Sales and License Fees. Consistent with, but in addition to, the foregoing "commercially reasonable efforts" marketing and selling requirement, in order to maintain the benefit of the limited non-compete provisions of Section 4(c), BISYS shall be required to meet the following minimum sales requirements ("Minimum Sales Requirements"):

         (i) subject to the phase-in features set forth in Schedule 4, for each Annual Measuring Period, BISYS shall meet the Minimum Sales Requirements by region (which requirements are set forth in Schedule 4) for:

                (A) the number of Customer Agreements (as defined in Section 8(c)(i)(1)) with a first effective date during the applicable Annual Measuring Period with a new Customer of such Outsourcing Services, and

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                (B)    the volume of License Fees (excluding Higher Level
                       License Fees) which first become payable to OSI pursuant to Section 8(c) during the Annual Measuring Period with respect to (1) Customer Agreements with a new Customer and with a first effective date after the Effective Date, and (2) (for twenty-four (24) months from the Effective
                       Date) licensing/sales of Ancillary Products to Customers and TotalPlus Customers made after the Effective Date, and

         (ii) commencing with the twenty-fifth month from the Effective Date and for each Annual Measuring Period thereafter, BISYS shall meet the minimum volume requirements for License Fees (excluding Higher Level License Fees) which first become payable to OSI during the Annual Measuring Period with respect to sales of Ancillary Products to Customers and TotalPlus Customers made after the Effective Date (which requirements are set forth in Schedule 4.)

In calculating compliance with this Section 4(b), only License Fees (excluding Higher Level License Fees) which become payable to OSI for actual sales are counted. Accordingly, minimum License Fee payments made pursuant to Section 8(b) are excluded from such calculation to the extent not based on actual sales.

Schedule 4 sets forth the Minimum Sales Requirements by region for each Annual Measuring Period. If BISYS fails to meet all of the Minimum Sales Requirements (including all unit sales and License Fee requirements) for a region for an Annual Measuring Period (other than the first and second Annual Measuring Period of both the Term and the Renewal Term (if the Agreement is renewed), which shall be measured in the aggregate for such two (2) year period), each party shall have the right to terminate for such region the limited non-compete obligations of OSI described in Section 4(c), which will also automatically terminate the Minimum Fee Payment obligation for such region pursuant to Section 8(b), and all of the Most Favored Customer obligations of OSI described in Section 4(d). Accordingly, Minimum Fee Payments pursuant to Section 8(b) shall continue for at least the first two Annual Measuring Periods of the Term and, if the Agreement is renewed and the limited non-compete has not be terminated prior to the beginning of the Renewal Term, for at least the first two Annual Measuring Periods of the Renewal Term. Such termination rights are subject to the following:

         1. Written notice of the termination must be given by the terminating Party to the other Party within the following number of days after the end of the Annual Measuring Period just ended: ten (10) days if BISYS is electing to terminate, and fifteen (15) days if OSI is electing to terminate.

         2. If either party elects to terminate, the limited non-compete obligations for the region and all of the Most Favored Customer obligations will terminate effective as of the end of the Annual Measuring Period in question just ended.

         3. If OSI elects to terminate, BISYS's Minimum Fee Payment obligations under Section 8(b) will terminated for the region effective as of the end of the Annual Measuring Period just ended, subject only to completion of the final reconciliation of such Annual Measuring Period and the payment of all sums due with respect thereto as provided in section 8(b)(iii).

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         4.       If BISYS elects to terminate, BISYS's Minimum Fee Payment
                  obligations under Section 8(b) shall continue for the region for a period past the end of the Annual Measuring Period just ended, which period shall be the first nine (9) months of the next Annual Measuring Period if the termination is elected at the end of the second Annual Measuring Period of the Term or of the Renewal Term (if the Agreement is renewed), and the first six (6) months of the next Annual Measuring Period if the termination is elected at the end of any other Annual Measuring Period during the Term or Renewal Term. Notwithstanding the foregoing, BIYSY may elect to terminate the limited non-compete for a region as of the end of the fifth Annual Measuring Period of the Term without incurring a six (6) month minimum License Fee continuation obligation during the first six (6) months of the Renewal Term (if the Agreement is renewed); provided that BISYS has notified OSI in writing, at least one hundred and eighty (180) days prior to the end of the Term, and further provided that such election shall be irrevocable. Upon the expiration of such nine (9) or six (6) month continuation period, as applicable, BISYS's Minimum Fee Payment obligations for such region shall terminate, subject only to completion of the final reconciliation of the periods such obligations continued in effect and the payment of all sums due with respect thereto as provided in Section 8(b)(iii).

(c) Limited Non-Compete. So long as this Agreement continues in effect, except to the extent all or any part of these limited non-compete provisions are terminated pursuant to Section 4(b), OSI shall not provide, or offer to provide, outsourcing services using the System to Financial Institutions located in the Territory except in the following circumstances:

         (i) To a Financial Institution that refuses, or has refused, in writing to work with BISYS, including a Financial Institution that refuses to obtain Outsourcing Services using the System from BISYS;

         (ii) To a BISYS customer that states in writing its intent to cease working with BISYS, regardless of whether BISYS provides such customer Outsourcing Services (using or not using the System) or other services;

         (iii) To a prospective or existing customer to which BISYS refuses to provide Outsourcing Services;

         (iv) To a customer of OSI who desires to have OSI provide outsourcing services using the System;

         (v) To any customer of OSI using the System or Licensed Software as of the Effective Date of this Agreement.

OSI reserves and retains any and all rights to offer, sell, market, distribute, license and provide the Licensed Software, the System, Ancillary Products, and outsourcing services using the foregoing to the extent that OSI has not expressly agreed to the contrary in Sections 2(d) and 4(c) of this Agreement. Without limiting the generality of the foregoing, this Agreement shall not preclude OSI (itself or through others) from (i) providing outsourcing services using the System to Financial Institutions located outside the Territory or to customers which are not Financial Institutions regardless of location; (ii) offering, selling, marketing, distributing or licensing any

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Ancillary Products at any time in any manner; or (iii) from appointing other distributors, resellers or remarketers of the Licensed Software, the System or the Ancillary Products (except as may be limited by Section 2(d)).

(d) Most Favored Customer. If, during the term of this Agreement, OSI enters into a new agreement with a similarly situated third party that is not a reseller of the Licensed Software as of the Effective Date of this Agreement, for such reseller to provide reseller services under similar circumstances as those granted to BISYS under this Agreement, and OSI provides such third party reseller more favorable prices and pricing terms, in the aggregate, than are provided hereunder for BISYS, then this Agreement will be deemed amended to provide the same terms to BISYS, and OSI shall promptly provide BISYS with any refund or credits created thereby, if applicable, calculated from the effective date of such other reseller agreement. This provision shall not cause BISYS to be relieved of any Minimum Sales Requirements or minimum fee payment requirements under Sections 4(c) or 8(b). All prices and pricing terms and conditions are to be compared and applied hereunder in the aggregate, and not selectively.

(e) Other OSI Products. If, at during the term of this Agreement, OSI makes generally available to its Financial Institution customers any products that could qualify as Ancillary Products or Licensed Software that are not set forth in Schedule 1.1 or Schedule 1.11, at the request of either Party, the parties may explore whether both Parties want to include such Ancillary Products in this Agreement and, if the Parties agree, the Parties may negotiate the mutually acceptable terms and conditions under which BISYS may offer, market or sell new Ancillary Products or Licensed Software to Financial Institutions including, without limitation, terms such as exclusivity, license fees, territory, and minimum sales requirements. If the Parties reach such an agreement for any such Ancillary Product or Licensed Software then such products may become additional "Ancillary Products" or "Licensed Software" under this Agreement, and if agreed, such products will be added to Schedule 1.1 or Schedule 1.11, as the case may be, with notation of any variation of the terms and conditions that will apply to such products.

5. Audit Rights. BISYS shall maintain accurate books and records relating to sales/licensing of the Licensed Software, the System, and the Ancillary Products, and the calculation of License Fees, Maintenance Fees, and other fees and charges payable under this Agreement to OSI, and as otherwise required to document BISYS's compliance with the obligations of this Agreement. During the Term or Renewal Term of this Agreement and for a period of three (3) years thereafter, such books and records shall be available at BISYS' offices for inspection by OSI or its representatives ("Audit") for the purpose of determining whether the correct payments of any monies due to OSI have been made in accordance with the terms of this Agreement. OSI and its representatives shall have the right to conduct such an Audit once per calendar year upon thirty
(30) days advance notice to BISYS. BISYS agrees to cooperate with OSI's Audit and provide OSI with reasonable assistance and access to information. OSI may furnish BISYS once every six (6) months with an audit questionnaire, and BISYS agrees to fully and accurately complete such questionnaire, and return it to OSI within forty-five (45) calendar days of receipt. OSI's use of an audit questionnaire will not limit OSI's ability to conduct any on-site Audit(s) as provided above. All information disclosed during such Audit shall be treated as confidential by OSI and its representatives. If the Audit reveals an underpayment, BISYS shall immediately pay to OSI the full amount of such underpayment, together with interest from

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the time such underpayment should have been paid to OSI thereon in accordance with Section 8(d) hereof. In addition, if the underpayment is more than five percent (5%) of any monies due for the period audited, BISYS shall bear all reasonable expenses and costs of the Audit.

6.       Sales and Marketing.

(a) Training. Each year OSI and BISYS will develop a mutually acceptable curriculum appropriate for training of BISYS' sales associates involving the Licensed Software and the Ancillary Products. The training sessions will be conducted at mutually convenient times selected and scheduled by the Parties. BISYS shall have the right to include six (6) of its sales employees in such training programs, subject to class-size limitations, on a no-fee basis. BISYS shall be responsible for the costs of all training materials and other out-of-pocket costs and expenses directly or indirectly resulting from the participation of its employees in such training programs as well as all travel and related costs.

(b) Demonstration. Upon execution of this Agreement, OSI and BISYS agree to review each other's demonstration program for the Licensed Software and Ancillary Products used for sales and demonstration purposes. Upon reasonable request, the other Party shall provide its most-current version of such demonstration program(s) as they may exist from time to time.

(c) Marketing Materials. Within thirty (30) days following execution of this Agreement, and upon OSI's request thereafter, BISYS shall provide OSI with a copy of all marketing materials and any Documentation relating to the System and/or the Ancillary Products. OSI will have final approval of all marketing materials and documentation relating to the System and/or the Ancillary Products. Prior to OSI's approval of such marketing materials and documentation, BISYS shall not publish, distribute or use any such marketing materials or Documentation. Upon BISYS' reasonable request, OSI shall provide BISYS with marketing materials in an electronic format so that BISYS may include a version of its logo previously approved by OSI and OSI shall have the right to charge BISYS with any fees associated with providing these marketing materials in an electronic format. BISYS may request that OSI prepare customized marketing materials for BISYS, provided, however, that BISYS shall pay OSI a fee for such services calculated on a time and materials basis using OSI's hourly rate in effect at that time plus any expenses incurred by OSI.

(d) Sales Support; Coordination. Upon BISYS' reasonable request, and subject to OSI's availability, OSI shall provide reasonable sales support to assist BISYS in its efforts to sell Outsourcing Services and/or Ancillary Products to potential and existing Customers, as the case may be. BISYS shall be responsible for the reasonable expenses incurred by OSI for such sales support. Senior sales management for each of the Parties will meet in person or by conference call no less frequently than once per calendar quarter to review BISYS's sales and marketing strategies, sales forecasts, and sales pipeline information and issues with respect to sales of Outsourcing Services and Ancillary Products, and to review, and refer to appropriate persons, any maintenance and support issues or other performance or procedure issues relating to this Agreement; provided, however, that nothing herein shall be construed to require or permit the sharing of information which either party, in good faith, believes would violate any applicable law, government rules or regulations. During such meetings, or at other convenient times, the

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Parties may negotiate mutually acceptable terms and conditions (including, without limitation, potential expense reimbursement and/or sales commissions payable) to govern any joint sales efforts relating to specific prospective customers.

(e) Notice of Agreements with Customers. BISYS shall provide a form copy of the BISYS Customer contract for Outsourcing Services and the sale/licensing of Ancillary Products to OSI prior to entering into the first Customer contract, and, thereafter, within ten (10) days following OSI's request. The terms and conditions of such forms as they relate to the Licensed Software and Ancillary Products, other than pricing and payment, shall be subject to OSI's approval, which will not be unreasonably withheld or delayed. BISYS shall also provide to OSI written notice of (i) each new agreement with a Customer or TotalPlus Customer relating to the System and/or an Ancillary Product, and (ii) each termination of use by a Customer or TotalPlus Customer of the System and/or an Ancillary Product, including, without limitation, expiration or termination of the customer agreement, or conversion of the Customer or TotalPlus Customer to different software. Each such notice for new agreements shall be given by BISYS when any portion of the License Fee relating to such agreement first becomes payable to OSI, and each such notice relating to any other event shall be provided by BISYS within five (5) days after the end of the month in which the event giving rise to the notice occurs. All such notices shall contain the following minimum information: Financial Institution's name, city/state of headquarters, asset size, and number of accounts.

(f) Press Releases. The Parties expect to issue a mutually agreed upon joint press release announcing this Agreement at the appropriate time. Prior to such public announcement, neither Party shall make any public disclosure of the existence or terms of this Agreement without the prior written consent of the other. No press release concerning this Agreement shall be issued by any Party without the prior written consent of the other Party.

(g) Referral Fees. If OSI provides BISYS with an OSI New Sales Lead (as hereinafter defined) during the Term of this Agreement (or any Renewal Term) and the OSI New Sales Lead results in the sale of Licensed Software and/or Ancillary Products to the OSI New Sales Lead within twelve (12) months following the date of the referral notice, OSI shall be entitled to either a referral fee or a commission in accordance with this Section 6(g). For purposes of this Agreement, "OSI New Sales Lead" shall mean any bona-fide marketing or sales lead that OSI helps develop through its efforts and of which BISYS is notified through OSI's submission of the Lead Referral Form attached hereto as Schedule 6(g). BISYS shall be responsible for providing the OSI New Sales Leads with price quotes and its fees. BISYS agrees to be solely responsible for invoicing OSI New Sales Leads and collecting any monies due or owing to BISYS from or by any OSI New Sales Leads. OSI shall be entitled to, and BISYS hereby agrees to pay OSI, a referral fee (the "OSI Referral Fee") of $5,000 payable at the time of the first sale of Licensed Software to an OSI New Sales Lead if the first sale is made within twelve (12) months following the date of the referral notice. OSI Referral Fees shall be non-refundable.

7. In-house Migrations. BISYS shall have the right to include an option in an agreement with an existing or prospective Customer for the Customer to elect to migrate from Outsourcing Services using the System to a license from OSI to use the System at the Customer's facilities. However, such option shall be offered only on the following conditions: (i) BISYS shall notify

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OSI in writing of the proposed migration option and obtain OSI's prior written consent to the terms and conditions thereof; (ii) BISYS shall charge and collect a migration option fee from each such Customer, in addition to the license fees relating to Outsourcing Services, equal to twenty percent (20%) of the List Price for a similarly sized customer measured as of the date the migration option is granted (the "Migration Option Fee"); (iii) BISYS shall pay OSI one-half of the Migration Option Fee within thirty (30) days following the date of execution of the agreement or the granting of the migration option, which ever is earlier; and (iv) at the time that such Customer exercises the migration option, BISYS shall notify OSI in writing with all necessary facts, and OSI shall set the fees to be paid by the Customer for the migration (the "Migration Fees") along with implementation fees from the Outsourcing Services to the in-house arrangement. OSI shall collect the Migration Fees from the Customer, retain ninety percent (90%), and remit to BISYS, within thirty (30) days of receipt of the Migration Fees from the Customer, ten percent (10%) of the Migration Fees. In the event of a Customer migration pursuant to this Section 7, BISYS shall continue to provide those other services BISYS provides to each such Customer, assuming the Customer chooses to continue such services with BISYS (other than any Ancillary Products), and BISYS shall be responsible for billing and collecting any fees from each such Customer that are associated with such services.

8.       Fees.

(a) List Price. OSI shall have the right to modify the List Price for the Licensed Software, System (including interfaces), and Ancillary Products once each calendar year (usually, but not always, done at the beginning of each calendar year). OSI will notify BISYS of any change in such List Prices at least thirty (30) days prior to the effective date of the change.

(b)      Minimum Fee Payments; Reconciliation to Actual Fee Payments

         (i) New Sales On/After January 1, 2003. From and after the Effective Date, BISYS shall be required to pay to OSI the minimum annual License Fees (exclusive of Higher Level License
                Fees) in the amounts, and in accordance with the additional provisions, set forth in Schedule 4 (aggregating all regions) for (A) Customer License Fees with respect to Customer Agreements with a new Customer and with a first effective date on or after January 1, 2003, and (B) Ancillary Product Fees which become payable pursuant to Section (8)(c)(iii) during the first twenty four (24) months following the Effective Date with respect to licensing/sales of Ancillary Products to any Customers or TotalPlus Customers made on/after January 1, 2003. The minimum License Fee amount described under the heading
                Section 8(b)(i) on Schedule 4 for the Initial Period shall be paid by BISYS upon execution of this Agreement. Thereafter, commencing with the first Annual Measuring Period, one fourth of the minimum annual License Fee amount (adjusted to reflect the phase-in of regions as described under the heading Section 8(b)(i) of Schedule 4) shall be paid by BISYS on the first business day of each of the four calendar quarters comprising the Annual Measuring Period. Payments of minimum License Fees pursuant to this Section 8(b)(i), and payment of License Fees (exclusive of Higher Level License Fees) which become payable with respect to actual sales pursuant to Sections 8(c)(i)(3) and 8(c)(iii), will be reconciled and settled as

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                provided in Section 8(b)(iii) below. BISYS shall be in breach of the minimum License Fee payment requirements of this Section (which shall be a material breach of this Agreement) if it either (A) fails to make any quarterly minimum License Fee payments when due, or (B) fails to pay any Excess License Fees when due.

         (ii) Sales of Ancillary Products After the First Two Annual Measuring Periods. This Section 8(b)(ii) will govern the payment of minimum annual Ancillary Product Fees with respect to Ancillary Product Fees which become payable pursuant to Section 8(c)(iii) commencing with the twenty fifth month following the Effective Date and during subsequent Annual Measuring Periods for licensing/sales of Ancillary Products made after January 1, 2003 (which matters are intentionally not covered by Section 8(b)(i)). BISYS shall be required to pay to OSI the minimum annual License Fees in the amounts shown in Section 8(b)(ii) on
                Schedule 4. One fourth of the minimum annual License Fee amount shall be paid on the first business day of each of the four calendar quarters comprising the Annual Measuring Period. Payments of minimum Ancillary Product Fees pursuant to this
                Section 8(b)(ii), and payment of Ancillary Product Fees which become payable with respect to actual licensing/sales pursuant to Sections 8(c)(iii) to which this Section applies will be reconciled and settled as provided in Section 8(b)(iii) below. BISYS shall be in breach of the minimum fee payment requirements of this Section (which shall be a material breach of this Agreement) if it either (A) fails to make any quarterly minimum fee payment when due, or (B) fails to pay any Excess Fees when due.

         (iii) Measuring Period Reconciliations. The Initial Period and Annual Measuring Period reconciliations called for in Sections 8(b)(i) and 8(b)(ii) shall be performed, and payments made, as follows:

                    (A) BISYS will prepare and deliver to OSI reconciliations as contemplated by clause (B) below with respect to the Initial Period, each calendar quarter within an Annual Measuring Period, and each other period for which a reconciliation is required pursuant to this Agreement. Such reconciliation shall be delivered within ten (10) days following the end of each such applicable period and shall be accompanied by BISYS's payment of all amounts shown to be due to OSI. OSI shall notify BISYS in writing of any additional amount OSI claims to be due and any other item in dispute, and follow the procedures in Section 22 to resolve any such dispute. BISYS shall pay any disputed amounts for which it is held responsible within three (3) business days following resolution of the dispute. Separate reconciliations shall be made with respect to the License Fees due for the items covered by Section 8(b)(i) and the minimum Ancillary Product Fees for the items covered by 8(b)(ii), as such minimums are not to be aggregated and constitute independent requirements. In addition, separate reconciliations of the License Fees due for items covered by Section 8(b)(i) shall be made with respect to each region, as such regional minimums are not to be aggregated and constitute independent requirements for reconciliation purposes.

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                    (B)  At each of the calendar quarter reconciliations for an
                         Annual Measuring Period, BISYS shall calculate the difference, by region, between (X) the sum of all applicable License Fees (excluding Higher Level License
                         Fees) which became payable by BISYS pursuant to Section 8(c)(i)(3) during such calendar quarter for qualifying licensing/sales of the applicable products, and (Y) the applicable minimum License Fee payment previously made by BISYS with respect to such products for the calendar quarter. If the License Fees that became payable from actual qualified licensing/sales of such products for the region exceed the applicable required minimum License Fees paid by BISYS for the quarter for such region, the difference is "Excess License Fees"; and if the License Fees that became payable from actual qualified licensing/sales for a region are less than the applicable required minimum License Fees paid by BISYS for the quarter for such region, the difference is "Pre-Paid License Fees". BISYS shall pay to OSI the amount of any Excess License Fees for the quarter for each region after applying any Pre-Paid License Fees for such region carried forward from the prior quarter. Pre-Paid License Fees shall carry forward for the same region to subsequent calendar quarters within the same Annual Measuring Period only, except that Pre-Paid License Fees may be carried forward to subsequent Annual Measuring Periods to the extent permitted by
                         Section 8(b)(iii)(D). This paragraph shall apply to other measuring periods for which a final reconciliation is called for in this Agreement, except the Initial Period (which shall be governed by Section 8(b)(iii)(C)).

                    (C) The Initial Period shall be treated as a separate measuring period with only a final reconciliation that shall be made, by region, in accordance with the procedures outlined in clause (A) above. BISYS's reconciliation shall determine, by region, if there are Excess License Fees for the Initial Period taking into account the required minimum License Fee payment for the Initial Period by region as noted in Schedule 4, and the License Fees (not Higher Level License Fees) that became payable by BISYS to OSI between January 1, 2003 and the end of the Initial Period for actual qualified licensing/sales of items covered by Section 8(b)(i). At the time of submitting the reconciliation, BISYS shall pay to OSI the amount by which the License Fees payable with respect to each region exceed the payments of License Fees by BISYS for such region, including the minimum License Fees payable upon execution of this Agreement.

                    (D) Minimum License Fees paid pursuant to Section 8(b) shall be non-refundable. Under no circumstances shall OSI be obligated to repay to BISYS any portion of such minimum License Fees paid by BISYS. Excess License Fees payable by BISYS are to be fully reconciled, settled and paid at the end of each calendar quarter of each Annual Measuring Period (or other period for which final reconciliation is called for under this Agreement) and may not be carried forward to off-set future minimum License Fees.

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                    (E)  Pre-Paid License Fees that remain unused after the
                         final reconciliation of the Annual Measuring Period in which incurred expire and may not be carried forward to subsequent Annual Measuring Periods to be credited against subsequent Excess License Fees, except to the extent such carry forward for use in the same region is permitted, as follows:

                         (1) Pre-Paid License Fees incurred during the Term may be carried forward cumulatively until the end of the Term.

                         (2) Pre-Paid License Fees incurred during the Renewal Term (if the Agreement is renewed), may be carried forward cumulatively until the end of the Renewal Term.

                         (3) Pre-Paid License Fees incurred during the Term may be carried forward cumulatively into, and to the end of, the Renewal Term (if the Agreement is renewed) only if the limited non-compete for such region (and the related obligation to pay minimum License Fees pursuant to this Section 8(b)) has not been terminated by either Party pursuant to
                              Section 4(b) effective for the sixth Annual
                              Measuring Period (i.e., the first Annual Measuring Period of the Renewal Term) or any earlier Annual Measuring Period.

                         (4) If the Agreement is renewed, but the non-compete for a region has been terminated effective at the end of the fifth year of the Term by either Party pursuant to Section 4(b), only the Pre-Paid License Fees incurred in the fifth Annual Measuring Period may be carried forward to the Renewal Term and only for the first Annual Measuring Period of the Renewal Term.

         (iv) Maintenance Fee Shortfall Make-up. At the end of each Annual Measuring Period (and at the time reconciliation would normally be performed under Section 8(b)(iii)), BISYS shall provide OSI a written calculation of a maintenance fee shortfall payment (the "Maintenance Fee Shortfall") and pay the amount thereof, to compensate OSI for estimated lost maintenance fees for the following Annual Measuring Period due to lower than required minimum Licensed Software and Ancillary Products sales during the preceding Annual Measuring Period. The Maintenance Fee Shortfall is an amount equal to the cumulative unused Pre-Paid License Fees incurred since the Effective Date, if any, determined as of the end of such Annual Measuring Period after any applicable final reconciliation, divided by 0.75, and multiplied by the annual maintenance fee percentage then applicable to the region pursuant to Section 8(d)(iii) clause
                (2) or clause (3), as appropriate. Such determination shall be made on a region by region basis and made for all regions whether or not the minimum License Fee payment requirements of
                Section 8(b) were in effect during any portion of the Annual Measuring Period. OSI notification of disputes and dispute resolution regarding Maintenance Fee Shortfall Payments shall follow the procedures for other reconciliations described in
                Section 8(b)(iii). Maintenance Fee Shortfall payments are non-refundable. Notwithstanding the

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                foregoing, in calculating Maintenance Fee Shortfalls, BISYS shall be entitled to exclude any Pre-Paid License Fees first incurred during either the six (6) or nine (9) month (as applicable) minimum License Fee continuation period associated with a termination by BISYS of a limited non-compete for a region pursuant to Section 4(b).

         (v) Termination of Non-Compete for a Region. A termination pursuant to Section 4(b) of the limited non-compete provisions of Section 4(c) for a region automatically terminates the prospective obligation to pay minimum License Fees and Maintenance Shortfall Payments for such region as and to the extent provided in
                Section 4(b). If such obligations are terminated, the final reconciliation for the region under Section 8(b)(iii) shall be made and any Excess License Fees paid. License Fees payable from licensing/sales in such region after the effective date of the termination of the minimum License Fee payment obligation in the region shall not count toward satisfying either the Minimum Sales Requirements or the Minimum Quarterly Fee requirements for any other region or regions.

(c)      License Fees

(i)      Customer License Fee For Outsourcing Services

         (1) Customers Prior to January 1, 2002. This Section applies to each agreement between BISYS and a Customer for Outsourcing Services ("Customer Agreement") with its first effective date before January 1, 2002. BISYS's obligation with respect to each such Customer Agreement is to pay OSI a non-refundable license fee (each a "Customer License Fee") equal to thirty percent (30%) of the OSI List Price for the Licensed Software (excluding Interfaces) and Third Party Software payable by an OSI direct customer similarly situated as of the effective date of such Customer Agreement. The Customer License Fee with respect to each Customer Agreement is to be paid by BISYS to OSI in equal monthly installments over the initial term of the Customer Agreement, not to exceed five years. The payments commence on the first day of the month following the Conversion Date and are to be paid each month thereafter until paid in full unless the Customer Agreement shall earlier terminate and BISYS is no longer an Outsourcing Services provider to such Customer. Customer License Fees paid by BISYS to OSI prior to the Effective Date with respect to a Customer Agreement under the terms of a predecessor agreement shall be deemed made with respect to such Customer Agreement pursuant to the payment obligation set forth above.

         (2) Customers Between January 1, 2002 and December 31, 2002. This Section applies to each Customer Agreement with its first effective date on or after January 1, 2002, but prior to January 1, 2003. BISYS's obligation with respect to each such Customer Agreement is to pay OSI a non-refundable Customer License Fee equal to thirty percent (30%) of the OSI List Price of the Licensed Software (excluding Interfaces) and Third Party Software payable by an OSI direct customer of the same Customer Size (as defined in paragraph (4) below). The Customer License Fee shall initially be determined based on a good-faith estimate of the Customer Size as of the effective date of the Customer Agreement. Fifty percent (50%) of such Customer License Fee shall be paid by BISYS to OSI upon execution of the Customer

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Agreement. The remaining fifty percent (50%) of the Customer License Fee shall be paid on the Conversion Date, plus the amount of any adjustment to the Customer License Fee based on redetermination of the Customer Size as of the Conversion Date. Customer License Fees paid by BISYS to OSI prior to the Effective Date with respect to a Customer Agreement under the terms of a predecessor agreement shall be deemed made with respect to such Customer Agreement pursuant to the payment obligation set forth above.

         (3) Customers On/After January 1, 2003. This Section applies to each Customer Agreement with its first effective date on/after January 1, 2003. Subject to Section 21(a)(iii), BISYS's obligation with respect to each such Customer Agreement is to pay OSI a non-refundable Customer License Fee equal to seventy five percent (75%) of the OSI List Price of the Licensed Software (excluding Interfaces) and Third Party Software payable by an OSI direct customer of the same Customer Size. The Customer License Fee shall initially be determined based on a good-faith estimate of the Customer Size as of the effective date of the Customer Agreement. Such Customer License Fee shall become payable by BISYS upon the execution date of the Customer Agreement, subject to an adjustment of the amount due based on a redetermination of the Customer Size as of the Conversion Date. Customer License Fees that are or become payable by BISYS pursuant to these terms and conditions, shall be paid to OSI in accordance with Section 8(b) with the adjustment, if any, based on the Customer Size that is determined as of the Conversion Date being made in the reconciliation for the calendar quarter in which the Conversion Date falls, but in no event later than thirty (30) days following the end of such calendar quarter.

(ii)     Higher Level License Fees.

         (1) Customers Prior to January 1, 2002. This Section applies to each Customer Agreement with its first effective date before January 1, 2002. On every five year anniversary of the commencement of the initial term of a continuing Customer Agreement, BISYS is obligated to pay OSI an additional fee ("Higher Level License Fee") equal to thirty percent (30%) of the difference, if any, between (i) the sum of the initial Customer License Fee payable pursuant to
Section 8(c)(i)(1) and any Higher Level License Fees already paid by BISYS with respect to such Customer Agreement pursuant to this Agreement or any predecessor agreement, and (ii) the Customer License Fee that would apply if calculated as of the applicable anniversary calculation date based on the most recent Customer Size for such Customer and the then current OSI List Price of the Licensed Software (excluding Interfaces and Third Party Software). At the time of the calculation BISYS shall provide information detailing the Customer Size as of the applicable anniversary calculation date. Such Higher Level License Fee, if any, shall be paid by BISYS to OSI with thirty (30) days following the applicable anniversary calculation date. Higher Level License Fees payable by BISYS to OSI with respect to a Customer Agreement under the terms of a predecessor agreement shall continue to be paid by BISYS to OSI as required under the terms of the predecessor agreement until the next applicable anniversary calculation date hereunder, at which time the terms and conditions of this Section 8(b)(ii)(1) shall govern all future calculation and payment of Higher Level License Fees with respect to such Customer Agreement.

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         (2) Customers Between January 1, 2002 and December 31, 2002. The
following shall apply to each Customer Agreement with its first effective date on or after January 1, 2002, but before January 1, 2003. On every five year anniversary of the commencement of the initial term of a continuing Customer Agreement, BISYS is obligated to pay OSI a Higher Level License Fee equal to thirty percent (30%) of the difference, if any, between (i) the sum of the initial Customer License Fee payable pursuant to Section 8(c)(i)(2) and any Higher Level License Fees already paid by BISYS with respect to such Customer Agreement pursuant to this Agreement or any predecessor agreement, and (ii) the Customer License Fee that would apply if calculated as of the applicable anniversary calculation date based on the most recent Customer Size for such Customer and the then current OSI List Price of the Licensed Software (excluding Interfaces and Third Party Software). At the time of the calculation BISYS shall provide information detailing the Customer Size as of the applicable anniversary calculation date. Such Higher Level License Fee, if any, shall be paid by BISYS to OSI with thirty (30) days following the applicable anniversary calculation date..

         (3) Customers On/After January 1, 2003. The following shall apply to each Customer Agreement with its first effective date on or after January 1, 2003. Subject to Section 21(a)(iii), on each anniversary of the Conversion Date for such Customer Agreement, BISYS is obligated to pay OSI with respect to each such on-going Customer Agreement a Higher Level License Fee equal to seventy five percent (75%) of the difference, if any, between (i) the sum of the initial Customer License Fee payable pursuant to Section 80c)(i)(3) and any Higher Level License Fees already paid by BISYS with respect to such Customer Agreement, and
(ii) the Customer License Fee that would apply if calculated as of such Conversion Date anniversary based on the most recent Customer Size for such Customer and the then current OSI List Price of the Licensed Software (excluding Interfaces and Third Party Software).

         (4) Customer Size. When any Customer License Fee, Ancillary Product Fee, or Higher Level License Fee is to be calculated based on Customer Size, at least fifteen (15) days prior to the payment due date, BISYS shall provide OSI with a statement, certified by a duly-authorized officer of BISYS, detailing the asset size and number of accounts of the applicable Customer ("Customer Size"). "Asset size" means the total assets as described in the Customer's most recent statement of condition filed with its primary regulator. "Number of accounts" means the total number of accounts of the Customer on the System (and a comparable measurement for Ancillary Products sold to TotalPlus Customers) as of the end of the last day of the preceding calendar quarter.

         (5) No Reduction - Higher Level License Fees. OSI and BISYS hereby agree that under no circumstances shall BISYS be entitled to a refund, credit, offset, or any other reduction in Higher Level License Fees in the event that the Customer Size for any Customer decreases during any calculation period or at any time during this Agreement.

(iii) Ancillary Products Fees. Unless otherwise provided on Schedule 1.1 and subject to Section 21(a)(iii), BISYS is obligated to pay OSI a non-refundable license fee for each Ancillary Product licensed by a Customer or TotalPlus Customer equal to seventy five percent (75%) of the OSI List Price for the Ancillary Product payable by a substantially similar OSI direct customer (including the same Customer Size, if applicable to the List Price determination)

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as of the effective date of the Ancillary Product agreement with the Customer
(the "Ancillary Product Fee"). Such Ancillary Product Fee shall be payable by BISYS upon the effective date of the Ancillary Product license with the Customer or TotalPlus Customer, and shall be paid by BISYS to OSI pursuant to Section 8(b). In addition to each Ancillary Product Fee, BISYS shall pay to OSI each year a Higher Level License Fee for Ancillary Products sold/licensed to each Customer and TotalPlus Customer. The Higher Level License Fee calculation shall be made for each Customer on the anniversary of the Conversion Date of the Customer Agreement, and for each TotalPlus Customer on the anniversary of the effective date of the core outsourcing services agreement with BISYS. The Higher Level License shall be equal to seventy five percent (75%) of the difference, if any, between (i) the sum of the initial Ancillary Product Fee and any Higher Level License Fees already paid by BISYS for the Ancillary Products with respect to such Customer or TotalPlus Customer, and (ii) the Ancillary Product Fee recalculated as of the effective date of the calculation based on the Customer's or TotalPlus Customer current characteristics (including most current Customer Size, if applicable to the List Price determination) and the then current OSI List Price of the Ancillary Product. Notwithstanding the foregoing, the Ancillary Product Fee for Ancillary Products which are services and not licensed software, and which continue to be payable on a periodic basis, shall be adjusted annually, at each anniversary of the Conversion Date (Customers) or anniversary of the services agreement effective date (TotalPlus Customers), as applicable, based on changes to the List Price for such services and changes in Customer Size if applicable to such Ancillary Product services.

(d)      Other Fees

(i) Customer Early Termination Fees. In the case of an agreement between BISYS and a Customer for Outsourcing Services first entered into prior to January 1, 2002, if such agreement terminates prior to the expiration of the initial or then current renewal term of such Outsourcing Services agreement, BISYS shall pay OSI, in addition to the normal ongoing fees due until termination, a termination fee equal to the lesser of the amount representing
(A) the number of monthly installments of License Fees and/or pertinent maintenance fees remaining or (B) the number of monthly installments of License Fees and/or pertinent maintenance fees set forth below based on the number of months remaining in the initial or renewal term of such Customer's Outsourcing Services agreement, plus the amount of any Higher Level License Fee determined as of the date of the termination, and no further payment obligations in respect of such License Fees or maintenance fees shall be due:

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
Months Remaining in Term      Monthly Installments
------------------------      --------------------
       36+                            18
       24 - 35                        12
       12 - 23                         6

In the case of a Customer Agreement with a first effective date on or after January 1, 2002, if such Customer Agreement terminates prior to the expiration of the initial or then current renewal term of such Customer Agreement, no License Fees shall be refundable and no additional obligations with respect to License Fees shall be due, but BISYS shall pay OSI, in addition to the normal ongoing fees due until termination, a termination fee calculated in accordance with Section 8(d)(i) above but based only on the pertinent maintenance fee installments that otherwise would have been payable.

(ii) Interface Fees. BISYS shall pay OSI a non-refundable interface fee for each Customer executing an agreement with BISYS for Outsourcing Services that includes any interfaces provided by OSI to BISYS as part of the Licensed Software equal to thirty percent (30%) of the applicable OSI List Price for the Interface (the "Interface License Fees"). Such Interface License Fees shall be payable in full upon receipt of OSI's invoice following the Conversion Date.

(iii) Maintenance Fees. Maintenance Fees shall be paid with respect to all Licensed Software, Ancillary Products (except those which are services where the service fees already include maintenance), Third Party Software and Interfaces.

         (1) Customers Prior to January 1, 2003. This Section applies only to continuing Customer Agreements with a first effective date prior to January 1, 2003. Commencing upon Conversion to the System, OSI shall be entitled to an annual maintenance fee during the term of the Customer Agreement equal to a percentage of the then current List Price of the Licensed Software (including Interfaces), Ancillary Products and Third Party Software payable by an OSI direct customer similarly situated as of the date of the Outsourcing Services agreement as follows:

Year                      Percentage
----                      ----------
1 and 2                    5%
3                          7%
4 +                       10%

Such annual maintenance fee shall be payable in equal monthly installments commencing on the first day of each month following the Conversion Date through the initial term of the Customer Agreement. During any renewal or extension term of the Customer Agreement, OSI shall be entitled to an annual maintenance fee equal to twelve percent (12%) of the then current List Price payable by an OSI direct customer similarly situated for the Licensed Software (including Interfaces), Ancillary Products and Third Party Software. Such annual maintenance fee shall be payable in equal monthly installments commencing on the first day of each month following the renewal or extension date through the renewal or extension term, or until earlier termination of such agreement.

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         (2) Customers On/After January 1, 2003. This Section applies to all
Customer Agreements with a first effective date on or after January 1, 2003. Commencing upon Conversion to the System, OSI shall be entitled to an annual maintenance fee during the term of the Customer Agreement with a Customer equal to twelve percent (12%) of the then current List Price payable by an OSI direct customer similarly situated for the Licensed Software (including Interfaces), Ancillary Products and Third Party Software. Such annual maintenance fee shall be payable in equal monthly installments commencing on the first day of each month following the Conversion Date through the initial term, renewal term, or extension term, or until earlier termination of the Customer Agreement.

         (3) Certain Renewal Terms; Post-Termination Support. The annual maintenance fees provided in Section 8(d)(iii) shall change to be calculated on the basis of OSI's then standard annual maintenance fee percentage of its then current List Price payable by an OSI direct customer similarly situated for the Licensed Software (including Interfaces), Ancillary Products and Third Party Software, effective for the following: (i) the provision by OSI of post-termination maintenance support services as provided in Section 9(d), or
(ii) the provision by OSI of support services during a Renewal Term with respect to certain regions as described in Section 21(a)(iii).

(iv) Payment; Late Fees. In all cases where a payment due date is not expressly stated or provided for in this Agreement, each License Fee, Higher Level License Fee, Maintenance Fee, and other fee, cost, charge or expense payable to OSI hereunder from BISYS shall be due and payable thirty (30) days following the occurrence of the last event which gives rise to the payment obligation. All payments due to OSI pursuant to this Agreement shall bear interest at the rate of one and one-half percent (1.5%) per month from the due date (or the maximum permissible by law if less than one and one-half percent (1.5%) per month). All amounts payable to OSI hereunder are payable in full in United States Dollars without deduction or set off, and shall be in addition to all sales, use or other taxes or duties, which are also BISYS' responsibility.

9.       System Support.

(a) BISYS Primary Support. BISYS shall provide the first line of product and technical help desk support to its Customers relating to the Licensed Software (including Interfaces), Ancillary Products and Third Party Software. This shall include all of the day-to-day issues of functionality, error correction and customer service. BISYS shall provide the names and telephone numbers of the designated BISYS personnel assigned to work with OSI. BISYS shall use its commercially reasonable efforts to minimize the number of support contacts it makes with OSI.

(b) OSI Back-Up Support. OSI shall provide back-up product and technical support to BISYS for the Licensed Software (including Interfaces), Ancillary Products (licensed software only) and Third Party Software as described in
Schedule 9(b). OSI shall not provide direct support to BISYS Customers. OSI backup support services shall be provided seven (7) days per week, twenty-four
(24) hours per day for Priority A errors and during normal working hours for other errors. OSI shall furnish the names and telephone numbers of its personnel for both normal working hours and other times (e.g., holidays, weekends, etc.).

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(c)      Support Training. Each year OSI and BISYS will develop a mutually acceptable curriculum appropriate for training of BISYS' support employees involving the Licensed Software and the Ancillary Products and, to the extent offered by OSI to others, involving the Third Party Software. The training sessions will be conducted at mutually convenient times selected and scheduled by the Parties. BISYS shall have the right to include six (6) of its support employees in such training programs, subject to class-size limitations, at 50% of OSI's then standard fee. BISYS shall be responsible for the costs of all training materials and other out-of-pocket costs and expenses directly or indirectly resulting from the participation of its employees in such training programs as well as all travel and related costs.

(d) Post-Termination Maintenance Support. OSI's obligation to provide maintenance support services pursuant to this Section 9 and to provide Master Copies pursuant to Section 3, shall continue for the term of this Agreement. If BISYS is not then in material breach of this Agreement and so long as it continues to pay all required Maintenance Fees and otherwise comply with this Agreement, such maintenance support obligation of OSI shall continue and survive after the expiration, termination or cancellation of this Agreement for a period ending with the expiration, termination or cancellation of the then current term (as of the date this Agreement expires, terminates or is cancelled), without further extension or renewal, of the last Customer Agreement or agreement then in effect for the use of Ancillary Products under which BISYS is obligated to provide maintenance or support for the Licensed Software or Ancillary Products for its Customer or TotalPlus Customer.

10.      Product Development - General.

(a) Development Collaboration. Appropriate representatives of OSI and BISYS shall meet at least semi-annually to discuss and review each other's product development plans and for OSI and BISYS to provide input based on competitive feature and function requirements. At any time during the Term or any Renewal Term of this Agreement, BISYS shall have the right to request certain development efforts related to the System and to Ancillary Products. To the extent it is mutually agreed that such development efforts enhance the overall value, marketability or competitive position of the System and the Ancillary Products, such efforts shall be funded by OSI. BISYS shall be given the opportunity to contribute to such efforts either through funding and/or contribution of application specifications and/or certain technology to expedite delivery or to address certain customer requirements that may not be considered to significantly enhance the overall value, marketability or competitive value of the System and the Ancillary Products. OSI reserves all right, in its sole discretion, to determine the scope and nature of any and all development activities that will be performed to the System and Ancillary Products regardless of the source of funding.

(b) Intellectual Property Ownership. BISYS assigns to OSI and its successors, legal representatives, and assigns all rights, title and interest that BISYS may have, now or in the future, to all inventions, ideas, and discoveries that it may contribute regarding product development and the Licensed Software, System and Ancillary Products, including all Intellectual Property Rights (as defined below) therein. BISYS shall take any and all other reasonable steps and execute, acknowledge and deliver to OSI, at OSI's expense, any and all

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further instruments necessary or expedient in order to vest the aforesaid
Intellectual Property Rights more effectively in OSI. "Intellectual Property Rights" shall mean (i) inventions, whether or not patentable, reduced to practice, or made the subject of a pending patent application or applications,
(ii) national or multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein, and all improvements to the inventions disclosed therein, (iii) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein, (iv) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, and (v) trade secrets and other Confidential Information.

11.      Product Development - Customer Requirements.

OSI recognizes that BISYS may from time to time be requested to provide additional features, functionality or interfaces with respect to the System and Ancillary Products in order to secure a new Customer or retain an existing Customer. OSI agrees to use reasonable commercial efforts to deliver a feasibility assessment with respect to such additional features, functionality or interfaces in writing within 30 days of receipt of a written request, including but not limited to an assessment of the time period and resources necessary for, and remuneration to OSI to satisfy such requirements, provided, however, that BISYS shall pay OSI a fee for any such services to be determined by OSI at that time. Based on such assessment, OSI and BISYS by mutual agreement shall determine the appropriate course of action to address the Customer requirements and, if appropriate, to set forth the specifications, deliverables and costs in a writing mutually agreed and signed by OSI and BISYS. OSI shall use commercially reasonable efforts to satisfy the requirements set forth in such written agreement within the agreed time periods. BISYS shall not make any contractual obligations with respect to such Customer requirements except as specifically approved in writing by OSI.

12. Product Development - Resources. BISYS and OSI agree to designate dedicated OSI development resources to BISYS requests. The fee structure for these resources are set forth in Schedule 12.

13.      Source Code Escrow.

(a) Escrow Deposits; Releases. OSI agrees, at BISYS' sole expense, to enter into a standard commercial escrow agreement providing BISYS with certain rights to the source code for the Licensed Software and Ancillary Products (licensed software only) (the "Deposit Materials"), and to provide current versions of the Licensed Software to the escrow agent, with at least the following release conditions: OSI (i) becomes or is declared insolvent or bankrupt, (ii) becomes the subject of, and fails to cause its dismissal within 180 days, any proceedings relating to its liquidation insolvency or for the appointment of a receiver or similar officer for it, (iii) makes an assignment for the benefit of all or substantially all of its creditors, or (iv) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

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(b)      Use Rights. In the event that BISYS obtains the Deposit Materials pursuant to this Section 13, BISYS may use the Deposit Materials solely to maintain and support the Licensed Software and Ancillary Products so as to enable BISYS and its Customers and TotalPlus Customers to make the use of the System, Licensed Software and Ancillary Products as intended by this Agreement. Such use shall at all times be subject to and in accordance with the terms of this Agreement, including, without limitation, the licenses granted to BISYS in
Section 2. BISYS's right to use the Deposit Materials shall expire upon the expiration or termination of OSI's obligation to provide post-termination maintenance support services pursuant to Section 9(d) of this Agreement. BISYS shall not, under any circumstances, sell, disclose, modify, assign, transfer or convey in any manner, or dispose of the Deposit Materials or any portion of the Deposit Materials, except as may be expressly permitted in this Agreement. BISYS acknowledges and agrees that the Deposit Materials shall, at all times, remain the sole and exclusive property of OSI.

(c) Survival. The provisions of this Section 13 and the Source Code Escrow shall survive the expiration, termination or cancellation of this Agreement and shall continue until the expiration or termination of OSI's obligation to provide post-termination maintenance support services pursuant to Section 9(d) of this Agreement. Upon the termination of the Source Code Escrow, or upon the expiration of BISYS's right to use the Deposit Materials that it has obtained pursuant to this Section 13, the Deposit Materials shall be promptly returned to OSI.

(d) Business Continuity. The Parties agree that this Section 13 provides appropriate access by BISYS to OSI's proprietary source code for the Licensed Products and Ancillary Products in the event that this is needed to facilitate the continuing use by BISYS and its Customers and TotalPlus Customers of the Licensed Software and Ancillary Products during and after the term of this Agreement and that this arrangement satisfies contractual obligations and regulatory compliance regarding business continuation.

14. Non- Solicitation of Existing Customers. BISYS and OSI agree that neither Party will in any manner, solicit, attempt to solicit each other's customers of its core products and any sales or sales solicitation contact with the other Party's existing core customers must be approved in writing by the other Party; provided, however, that such prohibitions shall not apply to OSI in any of the circumstances outlined in Section 4(c), clauses (i) through (iv).

15.      Employees.

During the Term or any Renewal Term of this Agreement, each Party will refrain from seeking to hire the employees of the other and, for the one (1) year following termination of employment, terminated employees of the other without the prior written consent of the other.

16.      Confidentiality.

OSI represents that the System, Licensed Software, Interfaces, Ancillary Software and Third Party Software contain trade secrets and BISYS agrees to treat the same as OSI's confidential information and will not disassemble, de-compile or reverse engineer any of the foregoing.

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The Parties further acknowledge that in the course of performing their respective responsibilities under this Agreement, each may be exposed to or acquire information which is proprietary to or confidential to the other Party or its clients including computer programs, software tools, protocols, system benchmarks, business and marketing plans, product descriptions, development schedules, product positioning, choices of product names and financial data, and including without limitation, the System, Licensed Software, Interfaces, Ancillary Software, and Third Party Software. All such confidential and proprietary information in whatever form, are hereinafter collectively referred to as "Confidential Information".

Notwithstanding the foregoing, "Confidential Information" shall not include information that: (i) is or becomes part of the public domain other than due to actions of the receiving Party in violation of its confidentiality obligations to the providing Party; (ii) was known to the receiving Party as of the time of its disclosure; (iii) is independently developed by the receiving Party without the use of, or reference to, any Confidential Information; (iv) is subsequently learned from a third party not under a confidentiality obligation to the providing Party; or (v) is required to be disclosed pursuant to court order or government authority, whereupon the receiving Party shall provide notice to the providing Party prior to such disclosure and cooperate with the providing Party in reasonable efforts to preserve and protect the confidentiality of such Confidential Information to the extent permitted by such court or governmental authority.

Except as otherwise permitted hereunder, the receiving Party agrees to hold Confidential Information of the providing Party in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such information to third parties or to use such information for any purposes whatsoever, without the express written permission of the providing Party and to advise each of the receiving Party's employees, agents and representatives of their obligations to keep such information confidential.

The Parties shall use their reasonable efforts to assist each other in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limitation of the foregoing, the receiving Party shall use reasonable efforts to advise the providing Party immediately in the event that the receiving Party learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this provision, and will reasonably cooperate in seeking injunctive relief against any such person.

Without prejudice to the rights and remedies otherwise available to the Parties, each Party shall be entitled to equitable relief by way of injunction or otherwise as to its Confidential Information if the receiving Party or any of its employees, agents or representatives breach or threaten to breach any of the provisions of this Section 16.

17.      Warranties.

(a) Ownership. OSI represents and warrants that it has the sole ownership of and/or the right to license and sub-license the Licensed Software and the Ancillary Products as contemplated by this Agreement and has the full power to grant the rights granted herein without the consent of any other person or entity.

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(b)      Performance. OSI represents, warrants and covenants that the media on which the Licensed Software and Ancillary Products are recorded and delivered to BISYS hereunder is free from defects in material and workmanship under normal use and service for a period of ninety (90) days from delivery. OSI agrees to replace any defective media upon return to OSI.

OSI warrants that the Licensed Software and Ancillary Products will be free of disabling code as of the date of delivery by OSI to BISYS. OSI agrees that it will maintain a master copy of the Licensed Software and Ancillary Products (licensed products only) made by OSI thereto, and will take such steps as are reasonably necessary to keep the same free of Disabling Code. "Disabling code" shall mean computer instructions that:

         (i) Alter, destroy or inhibit the Licensed Software or BISYS' processing environment, including without limitation, other programs, data storage, computer libraries, and computer and communications equipment;

         (ii) without functional purpose, self-replicate without manual intervention; or

         (iii) purport to perform a meaningful function but which actually perform either a destructive or harmful function, or perform no meaningful function.

(c) Compliance with Laws and Regulations. OSI represents that for a period of ninety (90) days after the date of execution of this Agreement and during any period during which BISYS is receiving maintenance and system support in accordance with the terms and conditions of this Agreement, the Licensed Software and the Ancillary Products shall:

         (i) Function and perform substantially in accordance with the applicable Documentation and specifications.

         (ii) Operate on the hardware specified or approved by OSI consistent with the specifications and Documentation.

         (iii) Process BISYS' Customer's data in accordance with the minimum data processing standards promulgated by federal banking agencies, which regulate BISYS' Customers and TotalPlus Customers.

If BISYS discovers that the Licensed Software and Ancillary Products do not meet the criteria set forth above, BISYS shall notify OSI and OSI shall promptly take commercially reasonable steps in accordance with support terms and conditions to bring the same into compliance with the criteria set forth above.

(d) Disclaimer. THESE EXPRESS WARRANTIES TAKE THE PLACE OF AND SUPERSEDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED AND WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED HEREIN, OSI DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE LICENSED SOFTWARE, THE ANCILLARY PRODUCTS, THE SYSTEM OR

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DOCUMENTATION. OSI DOES NOT WARRANT THAT THE OPERATIONS OF THE LICENSED SOFTWARE
AND ANCILLARY PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE.

(e)      Limitation of Liability. EXCEPT FOR OSI'S INDEMNITY OBLIGATIONS UNDER
SECTION 19 (RELATING TO INTELLECTUAL PROPERTY INFRINGEMENTS), A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 16, ANY LIABILITY OSI MAY HAVE FOR PERSONAL INJURY OR DAMAGE OR DESTRUCTION OF REAL OR TANGIBLE PERSONAL PROPERTY, OR LIABILITY RESULTING FROM OSI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OSI SHALL NOT BE LIABLE TO BISYS FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR REVENUES ARISING OUT OF THIS AGREEMENT OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF OSI KNOWS, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT FOR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 16, OR LIABILITY RESULTING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BISYS SHALL NOT BE LIABLE TO OSI FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR REVENUES ARISING OUT OF THIS AGREEMENT OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF BISYS KNOWS, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.      Indemnification

(a) Cross Indemnification. Each Party (the "Indemnifying Party") shall defend, indemnify and hold the other Party and its officers, directors, agents and employees (the "Indemnified Persons") harmless from and against any and all third party claims, suits, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of or resulting from any claim relating to Indemnifying Party's activities under this Agreement, including but not limited to, the failure to comply with all applicable regulations or laws.

This provision shall not apply to the obligations of OSI covered by Section 19(b), which shall be a separate and exclusive indemnification obligation.

(b) Indemnification by OSI. OSI shall defend, indemnify and hold BISYS and its officers, directors, agents and employees harmless from and against any and all third party claims, suits, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of or resulting from any claim that BISYS' use of the Licensed Software or the Ancillary Products infringes a validly existing United States patent, copyright, or trademark or misappropriates a trade secret of any third party.

In the event that the Licensed Software or Ancillary Product, or any portion thereof becomes the subject of a claim of infringement or misappropriation, OSI may, at its option and its expense, take any of the following steps so that BISYS' use is not subject to any claim of infringement or misappropriation and BISYS is provided with functionally equivalent software to the reasonable

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satisfaction of BISYS, provided that BISYS' use of the Licensed Software or
Ancillary Product conforms with the provisions of the Agreement:

         (i) procure for BISYS the right to continue using the Licensed Software or Ancillary Product; or

         (ii) replace or modify the infringing portion of the Licensed Software or Ancillary Product.

The foregoing obligations of OSI do not apply with respect to software and any other products or portions or components thereof:

         (i) which are not the latest available release supplied by OSI to BISYS; or

         (ii) which are combined with other products, processes, hardware or materials where the alleged infringement relates to such combination, unless OSI has consented in writing to such combination or such combination is otherwise authorized, permitted or provided for under this Agreement.

THE FOREGOING STATES THE ENTIRE LIABILITY OF OSI WITH RESPECT TO INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADEMARKS OR MISAPPROPRIATION OF TRADE SECRETS BY THE LICENSED SOFTWARE, INTERFACES, OR ANCILLARY PRODUCTS OR ANY PARTS THEREOF. NO COSTS OR EXPENSES SHALL BE INCURRED FOR THE ACCOUNT OF OSI BY BISYS OR ITS AGENTS WITHOUT THE PRIOR WRITTEN CONSENT OF OSI.

(c)      Indemnification Procedures. The indemnification obligations of this
Section 19 shall not apply to the extent that the Indemnified Persons were responsible for giving rise to the matter upon which the claim for indemnification is based, and such obligations are conditioned on the Indemnifying Party being:

         (i) promptly notified by the Indemnified Persons of any and all threats, claims and proceedings related thereto,

         (ii) given reasonable assistance and cooperation in the defense of the claim by the Indemnified Persons (at the Indemnifying Party's sole cost and expense), and

         (iii) given the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise.

The Indemnified Person's failure to promptly give notice shall affect the Indemnifying Party's indemnification obligation only to the extent its rights are materially prejudiced by such failure.

The Indemnifying Party shall not enter into any settlement without the Indemnified Persons' prior written consent, which shall not be unreasonably withheld.

The Indemnified Persons may participate, at their own expense, in the defense of an indemnified claim and in any settlement discussions, either directly or through counsel of its choice. The

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Indemnified Persons shall also have the right to assume the defense and settle the claim, at the Indemnifying Party's expense, in the event that the Indemnifying Party, after reasonable written notice, fails to promptly assume or reasonably pursue such defense.

(d) The provisions of this Section 19 do not apply to any claim relating to or arising out of the installation, use, performance, ownership, other rights or any other claim pertaining to Third Party Software.

20.      Special Covenants.

(a) Right to Make an Offer upon Third Party Offer. During the Term and any Renewal Term of this Agreement, BISYS shall have the right to offer to acquire all the outstanding shares or substantially all the assets of OSI in the event of a Third Party Offer to acquire all of the outstanding ownership interests in, or substantially all the assets of, OSI. OSI shall notify BISYS of such offer and all material terms thereof. For purposes of this Section, a "Third Party Offer" means a bona fide, written offer from any person or entity with the demonstrated financial means to purchase all the outstanding ownership interests in, or substantially all the assets of, OSI on the terms offered, which offer is acceptable to the Board of Directors of OSI. Once BISYS receives notice of a Third Party Offer and OSI's notice of intention to duly consider such offer, BISYS shall have 15 days in which to notify OSI of its intent either to make a superior offer to acquire all of the outstanding ownership interests in, or substantially all the assets of, OSI or to decline the opportunity to make an offer. If BISYS intends to make an offer it shall do so within 30 days of its notice to OSI. Thereafter, OSI shall consider the BISYS offer prior to acceptance of any Third Party Offer. The OSI Board of Directors at its discretion and in accordance with its fiduciary duty will consider and accept the offer that best benefits OSI's shareholders. BISYS' rights under this
Section 20(a) shall automatically terminate upon completion by OSI of an initial public offering.

(b) Board Seat. During the Term and any Renewal Term of this Agreement, BISYS shall be entitled to nominate a candidate to the Board of Directors of OSI (or any parent holding company of OSI that may hereafter exist), including any replacement for such candidate as may be required. The candidate shall be reasonably acceptable to OSI, and be willing and able to serve subject to all of OSI's rules, policies and procedures for its directors, generally. OSI agrees to take steps necessary to cause the nomination of BISYS' approved candidate for the next election of directors. BISYS' rights under this Section 20(b) shall automatically terminate upon completion by OSI of an initial public offering.

21.      Termination

(a) Term. This Agreement and the licenses granted under this Agreement become effective as of the Effective Date and, unless sooner terminated pursuant to Section 16 or this Section 21 shall continue in effect until August 31, 2008 (the "Term"). This Agreement may be renewed for one additional successive sixty
(60) month term ("Renewal Term") from the expiration date of the Term on the terms and conditions set forth in this Agreement, as follows:

         (i)    By mutual written agreement of the Parties;

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         (ii)   By BISYS, if BISYS is not in material breach of this Agreement at the time its renewal election is received by OSI and on the last day of the Term, or if BISYS has materially breached this Agreement, such breach has been cured within the applicable time for cure permitted by this Agreement and prior to the time its renewal election is received by OSI and the last day of the Term. Such election must be made by BISYS in writing and must be received by OSI not less than one hundred eighty (180) days prior to the expiration of the Term.

         (iii) If this Agreement is renewed, as to any region for which the non-compete has been terminated by either Party pursuant to
                Section 4(b) effective at any time at or prior to the beginning of the Renewal Term, (A) the License Fees in respect of the sale by BISYS of Licensed Software and Ancillary Products, after utilization of any Pre-Paid Licenses that may be carried forward for use in the first Annual Measuring Period of the Renewal Term, shall be one hundred percent (100%) (rather than 75%) of the applicable List Price for all Customer Licensee Fees payable by BISYS to OSI pursuant to Section 8(c)(i)(3) and the Higher Level License Fees payable by BISYS to OSI pursuant to Section 8(c)(ii)(3) in each case with respect to Customer Agreements and agreements with Customers and TotalPlus Customers for sale/license of Ancillary Products, in each case with a first effective date on or after the first day of the Renewal Term, and (B) the Maintenance Fees provided for in Section 8(d)(iii)(3) shall apply to Customer Agreements of Customers in such region during such Renewal Term.

(b)      Termination Conditions.  This Agreement shall terminate upon:

         (i)    Written agreement of the Parties to terminate this Agreement;

         (ii) The effective date of a termination notice given by the non-breaching Party to the breaching Party following the failure of a breaching Party to cure a material breach within ninety
                (90) days (ten (10) days in the case of all payment obligations) following receipt of notice of such breach from the non-breaching Party. Without limiting the foregoing, a failure by BISYS to meet its payment requirements pursuant to Sections 8(b) and 8(c), shall constitute a "material breach", but a failure by BISYS to meet its minimum sales requirements pursuant to Section 4, shall not constitute a "material breach".

         (iii)  A Party (a) becoming or being declared insolvent or bankrupt,
                (b) becoming the subject of, and failing to cause its dismissal within 180 days, any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, (c) making an assignment for the benefit of all or substantially all of its creditors, or (d) entering into an agreement for the extension, or readjustment of all or substantially all of its obligations, and notice from the other Party of its intent to terminate this Agreement as of the date set forth in such notice;

         (iv) Written notice of a Party at any time during the one hundred eighty (180) day period following a Change of Control of the other Party involving a direct

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                competitor of the notifying Party on not less than 30 days written notice; provided that such termination date is a date not later than the last day of such 180 day period;

         (v) Notwithstanding Section 21(b)(ii) above, in the case of a breach of Section 16, the effective date of a termination notice given by the non-breaching Party to the breaching Party following the failure of a breaching Party to cure the breach within five (5) days following receipt of notice of such breach from the non-breaching Party; provided that such termination may be immediate and without opportunity for cure if the non-breaching Party determines in its discretion, and so notifies the breaching Party, that the damaged caused by the breach cannot be cured or reasonably mitigated.

(c) Duties Upon Termination. Following termination of this Agreement, the Parties shall continue to perform their respective payment and support obligations under Sections 8 and 9 hereof which obligations shall survive the termination of this Agreement to the extent provided in such Sections. OSI shall provide post-closing maintenance support services and updates of Master Copies as required by Section 9(d).

22.      Dispute Resolution.

(a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration before three (3) arbitrators in accordance with the Rules of the American Arbitration Association ("AAA") then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted in Hartford, Connecticut. The arbitrators shall be selected from a panel of persons having experience with and knowledge of electronic computers and the computer business, and at least one of the arbitrators selected shall be an attorney.

(b) The arbitrators shall have no authority to award punitive damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(c) Either Party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary or permanent injunction where such relief is necessary to protect its interests including, without limitation, to a threatened or actual violation of Section 16.

(d) Neither Party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both Parties.

(e) Prior to initiation of arbitration or any form of legal or equitable proceeding permitted by this Agreement, the aggrieved Party shall give the other Party at least thirty (30) days prior written notice describing the claim and amount as to which it intends to initiate action, provided that nothing contained herein shall prohibit either Party from immediately seeking equitable relief to enforce any provision of this Agreement from a court of competent jurisdiction under such circumstances as that Party's interests hereunder and its property will be otherwise

Confidential
comprised including, but not limited to a violation or threatened violation of
Section 16 of this Agreement.

23.      Assignment.

Except as specifically stated in this Agreement with regard to Change in Control, neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned or delegated by either Party hereto without the prior written consent of the other. Such consent shall not be withheld unreasonably. Any unauthorized assignment or delegation shall be null and void.

24.      General.

(a) Notices. Any notice provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt thereof;
(ii) if mailed, three (3) days after deposit in the United States mails, postage prepaid, certified mail return receipt requested, or (iii) if sent via overnight courier upon receipt.

IF TO BISYS:

President
BISYS, Inc.
90 Park Avenue
New York, New York 10016

With copies to:
General Counsel
BISYS, Inc.
90 Park Avenue
New York, New York 10016

IF TO OSI:

Chief Executive Officer
Open Solutions, Inc.
300 Winding Brook Drive
Glastonbury, CT

With copies to:
John Kreitler, Esq.
Shipman & Goodwin LLP
One American Row
Hartford, CT 06103

(b) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

Confidential

(c) Governing law and Venue. This Agreement and performance hereunder shall be governed by the laws of the State of Connecticut without regard to conflicts of law.

(d) Force Majeure. Except for BISYS' payment obligations to OSI, neither Party shall be liable for delay or failure to perform any of its obligations hereunder to the extent that such delay or failure arises and all times shall be considered extended for a period of time equal to the time lost because of such delay or failure.

(e) Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) Remedies. The rights and remedies of the Parties set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to them in law or in equity.

(g) No Waiver. The waiver or failure of any Party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder.

(h) Independent Contractors. The Parties shall at all times be independent contractors with respect to each other in carrying out this Agreement.

(i) Headings. Headings used in this Agreement are for reference only and shall not be deemed a part of this Agreement.

(j) Survival. BISYS's payment obligations under Section 8, OSI's maintenance support obligations under Section 9, the obligations under Sections 13 and 16, the obligations under any other Section which, by their express terms survive, and the provisions of this Agreement relating to warranties, limitations of liability, indemnification, choice of law and dispute resolution, shall all survive the expiration, termination or cancellation of this Agreement until fully performed or no longer applicable.

(k) Taxes. The System licensed hereunder to BISYS is to provide data processing services to Customers. If any tax should be imposed on OSI as a result of this Agreement, BISYS shall either bear such tax by a direct payment to the taxing authority or shall reimburse OSI for such tax. BISYS shall be responsible for any applicable customs and duties related to its licensing of the System or its provision of Outsourcing Services to Customers.

(l) Entire Agreement. This Agreement amends, restates, replaces and supersedes the Original Agreement and the Sound Agreement in its and their entirety. All rights and obligations of the parties under the Original Agreement and Sound Agreement shall be governed solely and exclusively by this Agreement. Accordingly, this Agreement constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and of the Original Agreement and the Sound Agreement, and supersedes any and all prior understandings, agreements, covenants, statements, negotiations between the parties, whether oral or otherwise,

Confidential
including, but not limited to the Original Agreement and the Sound Agreement. This Agreement may not be modified except by a writing subscribed to by both parties.

               [The Remainder of This Page Is Intentionally Blank]

Confidential

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first set forth above.

OPEN SOLUTIONS INC.                                 BISYS INC.

By /s/Louis Hernandez, Jr.                          By /s/William W. Neville
   -----------------------                             ----------------------

Name  Louis Hernandez, Jr.                          Name  William W. Neville

Its   President & CEO                               Its   President

Solely for purposes of the agreements stated in
Section 24(l) relating to the Sound Agreement:
SOUND SOFTWARE DEVELOPMENT, INC.

By /s/Carl D. Blandino
   ----------------------------------------

Name  Carl D. Blandino

Its   VP & CFO

Confidential

                        LIST OF SCHEDULES AND APPENDICES

SCHEDULE 1.1  -  ANCILLARY PRODUCTS
SCHEDULE 1.11 -  LICENSED SOFTWARE
SCHEDULE 1.12 -  LIST PRICE
SCHEDULE 1.17 -  TERRITORY
SCHEDULE 4    -  MINIMUM SALES REQUIREMENTS
SCHEDULE 6(g) -  LEAD REFERRAL FORM/COMMISSION SCHEDULE
SCHEDULE 9(b) -  SUPPORT TERMS AND CONDITIONS
SCHEDULE 12   -  PRODUCT DEVELOPMENT RESOURCES

Confidential

SCHEDULE  1.1 -- ANCILLARY PRODUCTS

Ancillary products include:

         -     cView

         - eCB - Technology Outsourcing Center (TOC) (a service, not a licensed software product)

         - Sound Software loan origination for consumer, mortgage and commercial

         - FTI which includes General Ledger, Accounts Payable, Fixed Asset and Profit Vision

This Schedule includes the List Prices for the Ancillary Products (references to the "License Fees" in this Schedule are to the license fees charged to the customer, not the "License Fees" defined in the Agreement as payable by BISYS to
OSI).

Note that annual maintenance fees apply to all Ancillary Products that are licensed software products. Implementation, service and training fees will not be discounted by OSI and will be charged to BISYS by OSI if the services are performed at BISYS request.

1.       cVIEW

                            cVIEW LICENSE FEES

                      **                                      ** -       ** -     ** -
Asset Size       MILLION  ** - **     ** - **    ** - **      **         **       **       **-**        **-**
MARKET VISION         **        **         **         **         **       **       **         **           **
W/ MY VISION*
---------------------------------------------------------------------------------------------------------------
  MY VISION           **        **         **         **         **       **       **         **           **
---------------------------------------------------------------------------------------------------------------
REPORT WIZARD         **        **         **         **         **       **       **         **           **
W/ MY VISION*
---------------------------------------------------------------------------------------------------------------
  ACTIVITY
MANAGER W/ MY         **        **         **         **         **       **       **         **           **
  VISION*
---------------------------------------------------------------------------------------------------------------
 DYNAMIC
MESSAGING             **        **         **         **         **       **       **         **           **
 MANAGER
---------------------------------------------------------------------------------------------------------------
TOTAL (INCLUDES
SINGLE COPY OF        **        **         **         **         **       **       **         **           **
  MY VISION)

Confidential

Notes:

         - Core Reporting with Report Wizard - Includes selected Pre-written Reports and simplified Warehouse (Infocenter) definitions as well as selected core views.

         - Market Vision and/or Activity Manager with Report Wizard - Includes selected Pre-written Reports and simplified database definitions.

         - The individual fees for Market Vision, Report Wizard and Activity Manager. Each includes the fee for My Vision. If you are combining some of these modules, My Vision License Fee should only be included in the total once.

                            C-VIEW INSTALLATION FEES

STANDARD IMPLEMENTATION

MY VISION, MARKET VISION, REPORT WIZARD, ACTIVITY MANAGER, DYNAMIC MESSAGING

HARDWARE SPECIFICATION ASSIST. & SOFTWARE INSTALL. ON NEW OR EXISTING SERVERS:    $    **

TRAINING ASSISTANCE AND DOCUMENTATION TO INCLUDE 4 DAYS ONSIGHT TRAINING          $    **

Classroom theory and understanding of the applications Defining the environment and needs of each group Hands on set up of My Vision Portal, up to 25 Users, 5
Channels, Campaigns, etc.
Set up of five to ten custom views with Query Builder and Report Wizard
Set up Links with Activity Manager and Market Vision

SET UP DYNAMIC MESSAGING                                                          $    **
Process review and definition and establishment of parameters
Definitions and set up of:
           Positive/passive message push
           Internal message push requirements
           Message categories and conditions
           Points of contact
           Reporting and management information requirements

                                                    TOTAL                         $    **

Confidential
                                                                   Page 37 of 75

HARDWARE SPECIFICATION ASSISTANCE & SOFTWARE INSTALL. ON NEW OR EXISTING
SERVERS:
TRAINING ASSISTANCE AND DOCUMENTATION TO INCLUDE
2.5 DAYS ONSIGHT TRAINING                                                          $   **
Classroom theory and understanding of the application
Defining the environment and needs of each group
Hands on set up of My Vision Portal, Users, Query Builder and Report Manager
Set up of five to ten custom views with Report Wizard

                                                    TOTAL                          $   **

HARDWARE SPEC. ASSISTANCE & SOFTWARE INSTALL. ON NEW OR EXISTING SERVERS:          $   **

TRAINING ASSISTANCE AND DOCUMENTATION TO INCLUDE 2 DAYS TRAINING                   $   **
Classroom theory and understanding of the applications
Defining the environment and needs of key users
Set up Links with Data Sources and Market Vision

                                                    TOTAL                          $   **

Confidential

STANDARD IMPLEMENTATION
ACTIVITY MANAGER

HARDWARE SPECIFICATION ASSISTANCE & SOFTWARE INSTALL. ON NEW OR EXISTING SERVERS:  $   **

TRAINING ASSISTANCE AND DOCUMENTATION TO INCLUDE 2 DAYS TRAINING                   $   **
Classroom theory and understanding of the applications
Defining the environment and needs of key using groups
Set up Links with key processes, data sources and Activity Manager

                                                    TOTAL                          $   **

Note that for all cView installations for the total suite or purchases of individual modules, OSI does a physical install and balancing of the tables or database on the servers. This typically takes two days onsite with a fee of $ ** plus staff travel expenses.

Confidential

2. TECHNOLOGY OUTSOURCING CENTER (TOC) INSTALLATIONS

This is a service and not a licensed software product. The service is provided for a monthly fee and the List Prices for the TOC services are set forth below. See Section 8 of the Agreement for the applicable discounted fee payable by BISYS. Fees for implementation services are charged separately and are not discounted.

Monthly Fees for e-Commerce Banker Suite Packages, Standalone and Add-On Modules

                                                       e-COMMERCE BANKER: BUSINESS
                              -------------------------------------------------------------------------------
                                      STANDALONE MODULES           SUITE        ADD-ON BUSINESS MODULES
                              -------------------------------------------------------------------------------

                   CONSUMER                                       Business                           Returned
ASSET SIZE IN       SUITE      Balance      ACH         Wire       Suite    Positive  Intra-Day        Items
  MILLIONS          PACKAGE   Reporting  Origination  Initiation   Package     Pay    Reporting      Reporting
--------------------------------------------------------------------------------------------------------------
Standard Theme(1)  $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
Setup Fees
--------------------------------------------------------------------------------------------------------------
Branded Theme(2)   $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
Setup Fees
--------------------------------------------------------------------------------------------------------------
Custom Theme(3)    $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
Setup Fees
--------------------------------------------------------------------------------------------------------------
$[**]  -  $[**]    $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
Asset  Size
--------------------------------------------------------------------------------------------------------------
$[**] - $[**]      $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
 Asset Size
--------------------------------------------------------------------------------------------------------------
$[**] - $[**]      $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
 Asset Size
--------------------------------------------------------------------------------------------------------------
$[**] - $[**]      $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
 Asset Size
--------------------------------------------------------------------------------------------------------------
$[**] - $[**]      $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
 Asset Size
--------------------------------------------------------------------------------------------------------------
$[**] - $[**]      $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
 Asset Size
--------------------------------------------------------------------------------------------------------------
$[**] - $[**]      $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
 Asset Size
--------------------------------------------------------------------------------------------------------------
  $[**]            $      **   $     **    $    **     $     **  $      **   $    **    $    **       $    **
Asset Size
--------------------------------------------------------------------------------------------------------------

1. Business Suite Package only includes Balance Reporting, ACH Origination, and Wire Initiation.

     Positive Pay is always an Add-On module to any e-CB Standalone Module or the Business Suite Package.

     Intra-Day and Returned Items Reporting are always add-on modules with e-Commerce Banker; Balance Reporting.

--------

(1) Standard Theme includes choice of one of six templates with logo replacement.

(2) Branded Theme includes choice of one of six templates with color branding and logo replacement.

(3)  Custom Theme is by quote

Confidential

Additional Transaction and Balance Retention Fees

Financial institutions can choose to extend the period which Transaction and Balance History are made available to end users through e-Commerce Banker. The standard retention periods are 6 months for the Consumer Suite only and 13 months for the Business Suite only or for the Consumer and Business Suites combined.

         -     Additional Retention available in blocks of 3 months.

         - Fees are [**]% of the combined TOC charge for all modules in use for each 3-month block added.

Implementation Fees include:

-  Selected Theme Option                     -  Weekly Project Planning Meetings

-  e-Commerce Banker Set-up                  -  Database Configuration

-  Test Data Base for Implementation Period  -  Operational Phone Training

-  Functional and Operational Documentation  -  Installation and set-up
                                                of the Software on TOC server

-  Screen Cam

-  90 Days of Transaction History Loaded from Core

TOC Hardware and Telecommunications Fees

e-Commerce Banker implementation in the TOC requires the FI to purchase high speed telecommunication services and router hardware. Telecommunication fees are based on FI location, potential usage and line availability in the area where the FI resides. The router is required to facilitate production and testing environments of the e-CB product.

Telecommunications required for TOC implementation, testing and production include:

   -     High Speed Line - for production database

   -     IDSN - for emergency backup and testing

OSI is required to procure high speed telecommunications and router equipment for the FI. TO OBTAIN PRICING FOR TELECOMMUNICATIONS AND ROUTER EQUIPMENT, COMPLETE THE TOC TELECOM REQUEST FOR SERVICING WORKSHEET AND SUBMIT TO THE OPEN SOLUTIONS TOC. PLEASE NOTE THAT TIMELINES BETWEEN PROPOSALS AND ACTUAL EQUIPMENT PURCHASE MAY CAUSE THE COST TO FLUCTUATE. THE CHARGE IS A PASS THROUGH CHARGE OVER WHICH WE HAVE NO CONTROL. THIS LINE ITEM IN YOUR PROPOSAL SHOULD BE LISTED AS AN "ESTIMATE".

TOC Test System Support

Specifics to be determined. This will need to be a special quote until defined, is based on a percentage of the monthly TOC fee.

Confidential

TECHNOLOGY OUTSOURCE CENTER (TOC) - e-Statement - Print File Server Management for Core TOC FI's

                           TOC
                       MONTHLY FEES
NUMBER OF DDA          ------------
  ACCOUNTS             e-Statements
-------------          ------------
     0 -  5,000           $   **
 5,000 -  10,000          $   **
10,000 -  15,000          $   **
15,000 -  20,000          $   **
20,000 -  15,000          $   **
25,000 -  30,000          $   **
35,000 -  40,000          $   **
45,000 -  50,000          $   **
50,000 +                      **

This fee is only applied to installations where Core and e-CB are in the TOC. All other installations of the e-Statement product require the FI to install the e-Statement server in the same facility as their core system.

This fee will be reviewed and adjusted annually based on number of potential e-Statement accounts available for the service.

QUICKEN, WEB CONNECT

The Previous 2 year versions of Quicken and QuickBooks can be supported through Web Connect for an additional annual fee as listed below. Mac and PC versions supported.

                 CURRENT VERSION QUICKEN ANNUAL FEES
ASSET SIZE IN    -----------------------------------
  MILLIONS        2003     2004     2005     3 Year
--------------   ------   ------   ------   --------
$  * -  $  *     $   **   $   **   $   **   $    **
$  * -  $  *     $   **   $   **   $   **   $    **
$  * -  $  *     $   **   $   **   $   **   $    **
$  * +           $   **   $   **   $   **   $    **

Confidential

QUICKBOOKS, WEB CONNECT AVAILABLE FOR PC BASED VERSIONS ONLY.

                CURRENT VERSION QUICK BOOKS ANNUAL FEES
ASSET SIZE IN   ---------------------------------------
  MILLIONS       2003      2004      2005      3 Year
-------------------------------------------------------
$ ** -  $ **    $   **   $   **   $   **   $    **
$ ** -  $ **    $   **   $   **   $   **   $    **
$ ** -  $ **    $   **   $   **   $   **   $    **
$ ** +          $   **   $   **   $   **   $    **

MIDDLEWARE APPLICATIONS

         MIDDLEWARE APPLICATIONS                        LICENSE FEE
QBT MultiPoint(TM) (For Online TCBS/e-CB)*                 $  **


*Online interfaces require the QBT Multipoint(TM) middleware application for in-house installations Hardware not included.

**This cost becomes $ ** when Online ATM is previously installed using the current QBT Multipoint(TM) product.

DATA CONVERSION

Any financial institution converting from an existing provider of Internet banking, cash management, and/or bill payment services may require a data conversion. Conversion Scope includes, Current Customer Profiles, Payees, Payee Authority, and two Cuts of Test Data.

Customer Information Conversion Fee...$ **

Bill Payments Data Conversion Fee (PEC and In-House Check Print Only)...$12,500

3. SOUND SOFTWARE (LOAN ORIGINATION)

                  Product Description                                        Unit Price Qty  One Time Cost  Annual cost
-----------------------------------------------------------------------------------------------------------------------
 MORTGAGE MANAGEMENT SYSTEM FOR WINDOWS
                  Base System                                                  $   **         $             $

                  Includes Census tract, Credit Bureau, and Flood Uplink to
                  currently interfaced vendors
 WIDE AREA NETWORK PROCESSING (BRANCH LOCATIONS)
                  1st copy (in addition to Base System Site)                   $   **         $             $
                  Copies 2-5                                                   $   **         $             $
                  Copies 6+                                                    $   **         $             $
 OTHER MODULES
                  Internet Application Import                                  $   **         $             $
                  MI Company Interface (eMagic included in base price)         $   **         $    -        $    -
                  CRA Wiz Uplink                                               $   **         $    -        $    -

Confidential

                  Remote Origination System
                   1st copy                                                    $       **        $    -        $    -
                   Copies 2-5                                                  $       **        $    -        $    -
                   Copies 6 +                                                  $       **        $    -        $    -
                  FHA/VA Processing System                                     $       **        $    -        $    -
                  Closing (Conventional)                                       $       **        $             $
                     With FHA/VA documents, additional                         $       **        $    -        $    -
                  Host Servicing Uplink                                        $       **        $             $
 AUTOMATED UNDERWRITING SYSTEMS
                  Fannie Mae Desktop Underwriter Uplink                        $       **        $             $
                   additional copies available at a discounted price                             $    -        $    -
                  Freddie Mac Loan Prospector Uplink                           $       **        $             $
                   additional copies available at a discounted price                             $    -        $    -
                  Software Subtotal                                                              $             $
                  Installation & Training + M&R per day*
                   2 days minimum on site training                             $       **        $
                  Software Customization Fee                                   $       **        $

                  TOTAL FOR MORTGAGE SOFTWARE AND INSTALLATION                                   $


***** Above pricing does not include the Laser forms which are contracted from BSI or Greatland forms. Ask your Sound Software rep for contact information.

**Above pricing does not include County Lookup Files for Census Tract which are provided by PCi Services. Contact Jennifer Moughalian 617-535-3000.

Confidential

                COMMERCIAL DOCUMENTER SOFTWARE
                NOTE: LICENSE COSTS FOR ALL ITEMS (EXCEPT TRAINING) ARE ANNUAL

WTD COMMERCIAL PORTFOLIO SIZE
($MILLIONS) [1]                       CONSTANT
                                      PRICE        $**-$**  $**-$ **  $ **-$ **  $  **-$   **  $  **-$    **         $  * *- $  **
-----------------------------------------------------------------------------------------------------------------------------------
Est. Corresponding Total Assets                   $0 -$.**  $ .*-$**   $     **       $     **      $      **        $          **
Base License (incl. 1 user)                       $     **  $  **      $     **       $     **      $      **        $          **
Cost of Additional Concurrent User
[2]                                   $  **
Typical range of concurrent users
& corres. Price:
Start:                                                   1         2          4              6             12                   22
Start Price:                                      $     **  $     **   $     **       $     **      $      **        $          **
End:                                                     3         5          8             15             30                   60
End Price:                                        $     **  $     **   $     **       $     **      $      **        $          **
* Actual # of  concurrent users                          3         2          5             20             18                   30
Cost of Total Licenses                            $     **  $     **   $     **       $     **      $      **        $          **
Front-end link [3]                                $     **  $     **   $     **       $     **      $      **        $          **
Back-end link [4]                                 $     **  $     **   $     **       $     **      $      **        $          **
Specialty Lending Modules (indep
of # of users)
SBA Lending                                       $     **  $     **   $     **       $     **      $      **

Additional Functional Modules
(indep of # of users)

* Annual Excess Support per
person [5]                            $  **
Training [6]                                               $     **   $     **       $     **      $      **
* Excess/ refresher Training per
person [5]    $  [**]

1 From Call Report or TFR: C&I + CRE (weighted at [**]%)

2 Concurrent User. This is used to back prospect into what they can afford. Outside Counsel cost is treated same as additional concurrent user (however they still need to sign the separate outside counsel's license) . We eliminated automatic lockouts but we do monitor usage and will charge if above threshold for so many times/ month.

3 Front-end interface link would be automatic feed from an origination system

4 Backend interface link would be automatic feed to core accounting system. If requirement is to sync relationship data as well add $[**] (for one-time dump of relationship data into Documenter add $[**] one-time).

5 Cost of additional training & support if for more than 1.5x concurrent users. Training is always one-time cost.

6 Training is for 1.5x # of concurrent licenses and includes out of pocket costs for onsite. If done at PCi facilities then $[**] up to a group of 11 presuming the total to be trained is less than or equal to 1.5x the number of concurrent users (rounded up). Web training is used for distant small banks or any group of 3 can choose this for $[**]. Refresher training is the same price, as initial Training except smallest bank must pay $[**] as well.

                              Product Description                                Unit Price   Qty   One Time Cost
                              -------------------                                ----------   ---   -------------
CONSUMER LOAN MANAGEMENT SYSTEM
            Base System -  Multi-User                                            $       **              $

            Includes Census tract, Credit Bureau, and Flood Uplink to
            currently interfaced vendors
WIDE AREA NETWORK PROCESSING
            1st copy (in addition to Base System Site)                           $       **              $
            Copies 2-5                                                           $       **              $
            Copies 6+                                                            $       **              $

            Internet Application Import                                          $       **              $
            Fair Issac Interface                                                 $       **              $

            Mainframe Uplink - First Copy  Multi-User - OTLF                     $       **              $
            Software Subtotal                                                                            $
            Installation & Training + M&R per day*                               $       **              $
                       2 days minimum at Bank
            Software Customization Fee                                           $       **              $

            TOTAL FOR CONSUMER                                                                           $

* Above pricing does not include the Laser forms, which are contracted from BSI or Greatland forms. Ask your Sound Software rep for contact information.

**Above pricing does not include County Lookup Files for Census Tract that are provided by PCi Services.

Confidential

2. FTI
ACCOUNTS PAYABLE
LICENSE

                               ASSETS < $150M     ASSETS < $500M     ASSETS < $999M      ASSETS > $1B
Base System                       $   **              $   **             $   **             $   **
Simultaneous User
Access                            $   **              $   **             $   **             $   **
Automated Clearing
House                             $   **              $   **             $   **             $   **
Total all modules                 $   **              $   **             $   **             $   **

       TRAINING                      DURATION
On-Site User Training                 1 day

Web-Based Training                    1/2 day

FTI FIXED ASSETS
License

                               ASSETS < or = $ **      ASSETS < $ **      ASSETS < $ **    ASSETS > $ **
Base Syste                         $   **              $   **             $   **             $   **
Simultaneous User Access           $   **              $   **             $   **             $   **
Total all modules                  $   **              $   **             $   **             $   **

       TRAINING                          DURATION                           FEE
                                         --------                           ---
On-Site User Training                     1 day             $ *** plus travel expenses
                                                            On-site training is limited to eight
students

Confidential

Services

                                                             ESTIMATED       ESTIMATED
                                              RATE           DURATION           FEE*
                                              ----           --------           ----
Programming Services for Data Conversion    $ **/hour         6 hours          $  **
Setup and Implementation Assistance         $ **/hour         6 hours          $  **

*Actual time in excess of the estimates will be invoiced at the calculated hourly rate.

FTI GENERAL LEDGER
License

                                ASSETS < $150M          ASSETS < $500M           ASSETS < $999M             ASSETS > $1B
                                    LICENSE                 LICENSE                  LICENSE                  LICENSE
Base System                         $    **                 $    **                  $    **                  $    **
(Includes Report Designer)
Simultaneous User Access            $    **                 $    **                  $    **                  $    **
Multiple Department Rollup          $    **                 $    **                  $    **                  $    **
Multiple Inst. Consolidation        $    **                 $    **                  $    **                  $    **
Advanced Report Writer              $    **                 $    **                  $    **                  $    **

Total All Options                   $    **                 $    **                  $    **                  $    **

TRAINING

                       DURATION                                               FEE
                       --------                                               ---
On-Site User Training 2 days - GL                            $  ** plus travel and living expenses

Note that On-site training is limited to eight students

Adv. Report Writer           1 day                           $  ** plus travel and living expenses

Confidential

SERVICES (ESTIMATES ONLY)

                                                             ESTIMATED
                                                       RATE           DURATION             FEE*
                                                       ----           --------             ----
Programming Services for GL Data Conversion          $ **/hour         6 hours            $  **
Programming Services for Adv. Report Writer          $ **/hour         6 hours            $  **
Programming Services for JE Conversion               $ **/hour         2 hours            $  **
Setup and Implementation Assistance                  $ **/hour         6 hours            $  **
Adv. Report Writer Report Building                   $ **/hour         6 hours            $  **

*Actual time in excess of the estimates will be invoiced at the calculated hourly rate.

Confidential

PROFIT VISION

                   LICENSE
ASSET SIZE           FEES      MAINTENANCE          IMPLEMENTATION/TRAINING        ESTIMATED TOTAL
----------           ----      -----------          -----------------------        ---------------
$   **             $    **       $   **                    $    **                     $    **
$   **             $    **       $   **                    $    **                     $    **
$   **             $    **       $   **                    $    **                     $    **
$   **             $    **       $   **                    $    **                     $    **

Note: The above examples assume (1) FTI is delivering Product and Organizational Profitability Reporting, (2) Funds Transfer Pricing and Rules-Based Cost Allocations using FTI's templates are in use.

4. ITEM PROCESSING

BISYS shall use Open Solutions' Simsbury item processing facility as its preferred facility in this geography. Fees will be quoted by OSI on a case-by-case basis.

Confidential

SCHEULDE 1.11- OSI LICENSED SOFTWARE

THE COMPLETE BANKING SOLUTION:

- Customer Service Representative    - Teller
- Batch Manager                      - Notes
- Loan CSR                           - Batch Server
- Loan Monetary                      - Systems Operations
- Loan Escrow                        - Bank Operations
- Branch Operations                  - File Manager
- IRS Manager                        - On-line Help
- Product Manager                    - Dealer Reserve
- On Demand Reporting                - Lease Security
- Employee Tickler System
- ACH Origination
- Real-time / Memo Post Plus transaction posting options
- COLD Storage OSI Standard Interface
- Pricing Manager
- Print Operations

- Item Processing
         OSI Standard In-clearing file (Standard Fed Format)
         OSI Standard Exception File
         OSI Standard Daily Cycle File
         OSI Standard Statement Cycle file

- G/L Standard Interface - FTI included

THE COMPLETE COMMERCIAL BANKING SOLUTION: Details about this will be forthcoming when released by OSI. The targeted dated for this is December 2003.

Confidential

SCHEDULE 1.12 -- 2003 LIST PRICE SCHEDULE

This schedule includes the List Prices for the following:

     -    License fees for TCBS and TCCBS

     -    License fees for optional add-on modules

     -    Interface fees

     -    Third Party Software fees

All references to the "License Fees" in this Schedule are to the license fees charged to the customer, not the "License Fees" defined in the Agreement as payable by BISYS to OSI)

Note that all license and interface fees exclude annual maintenance. In addition, associated implementation and training fees will not be discounted by OSI.

                         LICENSE FEES FOR TCBS AND TCCBS
               (Prices based on the higher of assets or accounts)

      ASSET SIZE OR NUMBER OF ACCOUNTS        LICENSE FEE FOR SYSTEM
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]    or  [**]  Accounts                   $  [**]
<$ [**]                                      Special Quote

Confidential

                    OPTIONAL OSI ADD-ON SOFTWARE LICENSE FEES

MODULE DESCRIPTION                                                                    FEES
------------------                                                                    ----
INVESTOR REPORTING
(Secondary Market Management)
                                                    Number of Loans
                                                           0-500                     $ [**]
                                                        501-1500                     $ [**]
                                                       1501-2500                     $ [**]
                                                           2501+                     $ [**]

Includes remittance interfaces to FHLMC (Freddie Mac) loan level & delinquency reports, FNMA (Fannie Mae) 80 column Interface & delinquency reporting. Training not included. Please obtain quote from Professional Services

FORWARD SALES SERVICING ADD-ON MODULE TO INVESTOR REPORTING
                                                    Number of Loans
                                                           0-500                     $ [**]
                                                        501-1500                     $ [**]
                                                       1501-2500                     $ [**]
                                                           2501+                     $ [**]

LOAN PARTICIPATION MODULE

            1-500 Participant Agreements                                             $ [**]
          500-1500 Participant Agreements                                            $ [**]
         1501-2500 Participant Agreements                                            $ [**]
         2501+ Participant Agreements                                                $ [**]

  Training is one day @ $[**]/seat

CONSTRUCTION LOAN DISBURSEMENT MANAGEMENT SYSTEM
# Master Loans (A single loan can be made up of many individual projects.)
                                                    Number of Loans
                                                            0-50                     $ [**]
                                                          51-100                     $ [**]
                                                            101+                     $ [**]

Training is one day @ $[**]/seat. Obtain quote from Professional Services

Confidential

SAFE DEPOSIT BOX MODULE

Pricing for Safe Deposit Box Leasing is by branch. Accommodations may be made for financial institutions that do not have boxes in every branch.

          IN HOUSE LICENSE PRICING
Base Price (includes 1 branch)                                $ [**]  (training CD included)
     Price per branch for branches 2-5                        $ [**]
     Price per branch for branches 6 >                        $ [**]

                PROFESSIONAL SERVICES
Data Conversion - based on data source                         Contact Conversions for quote  (Tom Galvin)
Product Set-up Support                           Hourly Rate   Contact Conversions for quote (Tom Galvin)

            TRAINING MATERIALS
Training CD (Per CD)                                             $[**]
*ANNUAL FEES APPLY TO TOTAL LICENSE PRICE.
PER BOX IN INVENTORY ON BILLING DATE

Open Solutions Asset Collection Management System

                                     ASSET < $[**]     ASSET < $[**]     ASSET < $[**]      ASSET > $[**]
LICENSE FEE - 3 SEATS/USERS              $ [**]           $ [**]            $ [**]             $ [**]

ORACLE LICENSING FEES                    $ [**]           $ [**]            $ [**]             $ [**]
ADDITIONAL SEATS > 3 @
$[**]/SEAT

         TOTAL ONETIME FEES:             $ [**]           $ [**]            $ [**]             $ [**]

Confidential

ASSET COLLECTION MANAGEMENT SYSTEM REQUIRED TRAINING

OPTION 1: ONSITE TRAINING - To train the users, it would be a one day session for up to 12 students at $[**]/per day. We would need time for 1/2 prep/setup for the onsite training. This would be billable at an additional $[**]. This option price quote is $[**] plus travel expenses.

OPTION 2: TUTORIAL TRAINING GUIDE WITH A FOLLOW-UP LEARN LINC CLASS OVERVIEW - This session would NOT be hands-on, therefore not as comprehensive. Requirement would be to review the Tutorial Training Guide prior to attending the LearnLinc Session. These sessions would be approximately 2 hours each @ $[**] per hour, with a maximum number of students per session of 6. Client may also want to consider scheduling an additional hour or two for a follow-up Q&A session. Price quote is $[**] for each 6 person Learn Linc class, if training were to include the follow-up QA session, price quote would be $[**].

OPTION 3: TRAINING AT OSI - Client can attend a 1 day session at OSI for the user training. Price quote is $[**] for a one- day session, may have up to 10 attendees.

Premium Overdraft-

Programs that are assisting financial services organizations in dramatically increasing overdraft fee revenue have garnered a lot of attention in 2003. Many consultative companies have brought to market programs that support increasing overdraft income for financial institutions while addressing the regulatory and risk management concerns that are attendant in this program. Although the approaches differ between these trusted third-party advisors, there is one component that links them all together - automated overdraft pay/no-pay decisioning. The decision criteria often vary, but the automation of the pay/no-pay decisions is always accomplished within Open Solutions' core transactional system.

Many Open Solutions' clients are considering implementing this overdraft fee enhancement program. Open Solutions highly recommends that its clients seriously consider retaining the services of a third-party consulting firm to aid them with their implementation. These types of programs carry inherent risks in the areas of negative balance losses, regulatory compliance, internal process change as well as possible implications to customer/member services and public relations.

Open Solutions has integrated several products with its automated decision matrix to assist clients in better managing the risk associated with overdrawn accounts. Our Asset Management Collections System (AMS) imports and reports to collection managers negative balance deposit accounts, while Dynamic Messaging Manager provides automated/interactive notification to tellers and customer service representatives during the very important early stages (< 30 days) of overdraft condition.

The following components will be standard in OSI's Premium Overdraft Program offering. Each institution will be able to:

1) Specify the number of days an account has to be open before it is allowed into the program.
          This is set at the product level using a calculation variable. There is a setting for consumer accounts and one for business accounts.

2) Specify the ledger balance amount that an account must have at the time it reaches the number of day's parameter.

          This is set by product so different products could have different minimum balance criteria. The minimum balance would be used for BOTH Business and consumer accounts IF these they are co-mingled in the product.

Confidential

3) Exclude an account if it had been NSF within a institution specified number of days;
          This is a calculation variable by product so different products could have different periods.

4) Exclude, or inactivate eligibility, for customer/members if they have a non-performing loan;

5) Exclude an account if it does not normally receive deposits on a monthly (rolling 30 day) basis that exceed the allowed overdraft dollar amount

6) Grant the privilege to an account even if it does not meet the "number of day's open" criteria as long as the customer/member has another account that has been previously been granted the privilege;

7) Exclude the accounts that employees own or play a "SIGN" role on the account;
          This can be turned on or off based on a parameter on the job.

8) Provide a warning flag on the account when the account is granted the rites to the program. Remove the flag when the account is removed from the program;

9) Automatically remove the account from the program after the account reaches an institution-specified number of days in overdraft status; This is a calculation variable at the product level so different products could have different periods.

10)  Provide reports of transactions that were paid via the program;

11) Create custom overdraft notices for those accounts in the program vs. those accounts that are not in the program;

12) Provide one daily flat file extract to most third-party advisor's application systems (e.g. Sheshunoff, Pinnacle, Floyd, etc.)

13) Automatically reactivate the account (after becoming ineligible) once it has been positive for an institution specified number of days. This can be turned "OFF" or "ON" as the institution desires.

14) Allow the institution the ability to have different OD limits for business or consumer accounts.

15) Provide the institution the ability to restrict the program to just consumer accounts.

16) Provide a program that will address updating accounts when the threshold is changed on the products.

17) The institution will have the ability to exclude accounts that are set up in a sweep process.

18) The institution will have the ability to exclude accounts that have draws set up on them.

Custom Solutions should be contacted for a fee quote to develop the auto-decisioning matrix software for a BISYS client.

Confidential

                                 INTERFACE FEES

OSI STANDARD INTERFACES, as listed below in BOLD CHARACTERS, are supported with each software release and Fees are included when calculating annual support fees.

Professional Services is a division of OSI that offers customized offerings, around our core product, to our clients at an hourly rates. Professional Services are available to manipulate standard interface files or, in some cases, create new interfaces on a client-by-client basis. These services are priced separately and such interfaces, or alterations of interfaces, are not supported on an ongoing basis. (Annual maintenance fees on these services are not assessed.) Any future changes required to these files/interfaces must be requested by BISYS, scheduled by Professional Services and billed to the BISYS Solutions hourly rates.

VOICE RESPONSE INTERFACES
Transaction Server Fee:
STANDARD SINGLE CLIENT                                    $ [**]
MULTI CLIENT     SPECIAL QUOTE

Vendors Currently Supported: Maxxar, Syntellect and TFB
(Technology for Business) Audio-Tel; Centurion, S1/Regency

New vendor certification fee (in addition to Transaction Server Fee)     $[**] per hour

Note: InterVoice does not maintain a standard and must currently be re-certified with each installation.

INTERNET RELATED INTERFACES

ECB (REAL-TIME INTERFACE WITH TCBS OR TCCBS) INCLUDED
Quicken/Money "Active Statement" download                         $ [**]

Third Party Internet Provider (batch only)                        $ [**]

EquiFax (Goldleaf), Q-UP, Digital Insight

CASH MANAGEMENT SYSTEMS

ECBII (REAL-TIME INTERFACE WITH TCBS AND TCCBS)   INCLUDED

OSI BANK ON IT (PREVIOUSLY GLOBAL PAYMENT SYSTEM) INCLUDED

Sterling(BAI2)                                                      [**]

LOAN RELATED INTERFACES
STANDARD IBS COLLECTION SYSTEM INTERFACE FILE TO OSI                [**]

(Training and installation is done by IBS and is not included)

Confidential

CREDIT BUREAU              Metro II Format                        $ [**]

SBA 1502 COMPREHENSIVE COLSON REPORTING                           $ [**]

Automated process for SBA reporting

LOAN ORIGINATION                                                  $ [**]
       Sound Software**              Easy Lender*
       CFI Laser Pro                 Contour         Eastern*
       IA Systems                    ACS Software

* Use Sound Software specification

** Loan Origination Interface fees for Sound Software only are waived.

Loan Origination Interfaces supported through Lowenstein's Lenderlink:

         Harland Laser Pro           BSI ARTA and Rembrandt Contour

LOAN COUPONS                                              $ [**]

NCP                    Allison       Deluxe

LOAN INSURANCE (Standard Billing and response files)
                                                          $ [**]

SBLI       US Life     Prudential    Katz

LOAN TAXES  -Transamerica `C' Service layout

First American Fidelity                                   $ [**]

INTEGRATED LOAN MANAGEMENT                                $ [**]

Baker Hill - One Point

INVESTOR RELATED INTERFACES

FHLB NY Format                                            $ [**]
FHLB San Francisco     Format                             $ [**]
(Pricing includes Set-up support)

FINANCE RELATED INTERFACES

GENERAL LEDGER
         OSI Standard Interface for OSI FTI GL
         Included

         The following vendors: IPS Sendero, FNS *,
         Dun & Bradstreet (DB), PeopleSoft, Computron, Sanchez
         Great Plains                                             $ [**]

Confidential

ATM
ATM POSITIVE BALANCE + POSTING FILES (per network/vendor)                   $ [**]

ASSET/LIABILITY
     OSI STANDARD INTERFACE FOR OSI FTI

IPS/SENDERO                                                                 $ [**]

(New Vendor at Custom Solutions' rate $[**] Minimum)

STATE SOCIAL SECURITY MATCHING
FEDERAL FILE FORMAT                                                         $ [**]

Other formats are available at $[**] fee - no maintenance, not supported
New formats at CS rate $[**] minimum

EXTERNAL BANK CHECK RECONCILIATION                                          $ [**]

Travelers Express         American Express

IRS FORMS

OSI STANDARD (MOORE FORMAT)                                                 $ [**]

Utilizing OSI standard:  Moore, ACS

MCIF (MARKETING CENTRAL INFORMATION FILES)                                  $ [**]

Harland-Maxsell (formerly MPI)
Sedona-Intarsia (formerly Axciom or Deluxe Marketwise)
Centrax
Medici
Raddon
(New Vendor at additional Professional Services rates -- $10,000 Minimum)

IMAGE RELATED INTERFACES
ONLINE IMAGE INTERFACE W/TCBS OR TCCBS
Image Statement Printing Interface                                          $ [**]
         OSI/Imagic, Vsoft, Wausau /Wausau w/Web Enabler -
         Optima FX , AFS ACS, DSI
         Others @ Professional Service Rate
         Online Check Image Viewing Interface w/ TCBS and TCCBS
SER Synergy 2000                                                            $ [**]

Onbase - Optima 3 IMS

Core application uses API call through the IIS server.

NEW INTERFACES - Quote provided after documentation review

Confidential

   RECONCILIATION SYSTEM
BISYS, Consolidated                                                    $ [**]
         CSF, ACI, S2, etc.
         Elan                      MPS               EDS
         NYCE                      Norwest           Cartel
         Concord EFS               Concord EFS       Fiserv
         Deluxe                    Honor             Star
         Magic-line                Intercept         Trans-alliance
         eFunds

(Networks may require re-certification activities. These activities are billed to the client separately at Professional Services Rates.)

CAF FILE                                             $ [**]
MPS               NYCE             Fiserv
VISA DPS          EDS              eFunds   Elan

PLASTIC CARD INTERFACE                                       $ [**]
          Standard Register   Faraday I or II     Personics Shoreline

MISCELLANEOUS INTERFACES
         CHECK ORDERING INTERFACES - CORE
Less Than $[**]           $ [**] license
$[**]-$[**]               $ [**] license
$[**]-$[**]               $ [**] license
$[**] and above           $ [**] license

Currently offered for Clarke American or Harland. There may be addition set-up or usage fees charged by the client's check vendor.

CERTIFIED CASH DISPENSERS
(from OSI Certified  List)                                $ [**]
(Plus set-up Fees at Professional Services Rates)

(Non-Certified Cash dispensers may be utilized at minimum additional price of $10,000 per terminal type. Cash Dispensers chosen must be included on the Nexus XSF Connect Cash Dispenser Certified list. Support of Non-Certified Machines are not included in maintenance. Professional Services may be utilized to recertify cash dispensers on each release.)

FORMS VENDOR INTERFACE (each)                                        $ [**]
(Deposit/IRA forms only)
BSI               CSI              UPI               ABS
Formats not listed above must be quoted by Professional Services

Confidential

THIRD PARTY SOFTWARE (LICENSED THROUGH OSI)

        VENDOR                        PRODUCT                           FEES                   FEES UNIT
        ------                        -------                           ----                   ---------
Nexus*                       Passbook Printing,              $[**] per seat                 User (1)  (4) (5)
                             Receipt Printing and
                             On-Line Forms

Brio (formally Sqribe)* (2)  SQR-Run Time Copy               $[**]                          Per Client Site **

                             Visual Sqribe                   $[**]                          Per User

                             SQR Server                      Call for quote                 Per Client Site
                             (database server hardware
                             needs to be known)
Jet Form*                    Jet Form  Design                $[**]                          User

IBS                          CMS (Collection Management      $[**]                          Seat          (3)
                             System)

SER Microsoft                COLD (Computer Output to        $[**] Server License plus   Per Client Site
                             Laser Disk)                     $[**] for 5 concurrent
                                                             users
                                                             $[**] Enterprise Server
                                                             License for 6 or more
                                                             concurrent users

*Jet Form Design is only needed when a customer wants to design & create their own forms.

** Per Client Site refers to individual client or a single bank of a holding company.

(1) Per PC/workstation that is connected to a print server. Generally will be teller stations and CSRs. Nexus should be installed by client staff or third party providers contracted by client staff. If client wants OSI to setup Nexus driver, they will be charged under the Professional Services section.

(2) Application Specific Run Time is the standard version supplied with the OSI system, which allows the generation of the standard OSI reports. Visual Scribe and SQR Server will be offered as part of the SQR Toolkit only. This will require the client to attend a training session and pay for software (per seat), see section.

(3) An annual audit concept will apply to Third Party Software, particularly for Oracle and printer manager software. Clients will be billed for any increases in seat or user licenses over that amount previously licensed.

(4) Must be purchased from OSI to maintain control of versions and insure software is certified to work with OSI systems & applications.

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                                                                   Page 62 of 75

(5) Client must send in the software license registration card to get support and upgrades external to OSI.

OFAC SOFTWARE

OFAC software is provided via the third party product (WatchDog) is $[**] standalone, $[**] for 25 users, including OSI interface. Annual MA is [**]% after 1st year

ALL OF THE ABOVE ITEMS UNDER THIS THIRD PARTY SOFTWARE SECTION ARE NOT SUBJECT TO ANY DISCOUNT.

Confidential

Schedule 1.17 -- Territory

  [Map of the contiguous United States and Hawaii divided into three vertical bands labeled west, midwest and east]

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                                                                   Page 64 of 75

                        SCHEDULE 4 - MINIMUM REQUIREMENTS

                    MINIMUM SALES REQUIREMENTS - SECTION 4(b)

SECTION 4(b)(i) - MINIMUM SALES -- NEW OUTSOURCING SERVICE CUSTOMERS

                        MINIMUM ANNUAL                  MINIMUM ANNUAL
REGION            NEW OUTSOURCING AGREEMENTS         LICENSE FEE AMOUNTS *
------            --------------------------         ---------------------
East                           10                         $ [**]
Midwest                        10                         $ [**]
West                           10                         $ [**]

* Includes the combined License Fees (exclusive of Higher Level License Fees) paid to OSI for Outsourcing Service Agreements with new Customers and Ancillary Product Fees for sales of Ancillary Products to such new Customers. Such minimums are subject to the inflation and renewal adjustments provided in this Schedule.

SECTION 4(b)(ii) - MINIMUM SALES - ANCILLARY PRODUCTS

Commencing with the twenty-fifth month following the Effective Date, the minimum volume of License Fees (exclusive of Higher Level License Fees) payable to OSI covered by Section 4(b)(ii) of the Agreement for each Annual Measuring Period shall be $[**]. Such minimum is subject to the inflation and renewal adjustments provided in this Schedule

            MINIMUM QUARTERLY FEE PAYMENT REQUIREMENTS - SECTION 8(b)

SECTION 8(b)(i) - SALES TO NEW CUSTOMERS

The minimum annual License Fees payable by BISYS to OSI pursuant to Section 8(b)(i) of the Agreement shall equal the minimum License Fee payments set forth below for the period identified (aggregating all regions to be included for a given period at the specified percentages of the regional requirement after giving effect to the phase-in of the Midwest and West regions). Such minimum annual fees are subject to the inflation and renewal adjustment provided in this Schedule.

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                                                                   Page 65 of 75

SEPTEMBER 2003 INITIAL PERIOD

                        MINIMUM ANNUAL                  MINIMUM ANNUAL
REGION            NEW OUTSOURCING AGREEMENTS         LICENSE FEE PAYMENTS
------            --------------------------         --------------------
East                         n/a                          $ [**]
Midwest                      n/a                          $ [**]
West                         n/a                          $ [**]
TOTAL                                                     $ [**]

FIRST ANNUAL MEASURING PERIOD (OCTOBER 1, 2003 TO SEPTEMBER 30, 2004)

                        MINIMUM ANNUAL                  MINIMUM ANNUAL
REGION            NEW OUTSOURCING AGREEMENTS         LICENSE FEE PAYMENTS
East                         n/a                        $ [**]
Midwest                      n/a                        $ [**]
West                         n/a                        $ [**]
TOTAL                                                   $ [**]

SECOND ANNUAL MEASURING PERIODS (OCTOBER 1, 2004 TO SEPTEMBER 30, 2005)

                              MINIMUM ANNUAL                  MINIMUM ANNUAL
REGION                  NEW OUTSOURCING AGREEMENTS         LICENSE FEE PAYMENTS
East                              10                          $ [**]
Midwest                            9                          $ [**]
West                               9                          $ [**]
Ancillary Cross Sale             n/a                          $ [**]
TOTAL                                                         $ [**]

THIRD ANNUAL MEASURING PERIODS (OCTOBER 1, 2005 TO SEPTEMBER 30, 2006) AND MEASURING PERIODS BEYOND THIS PERIOD PERIOD EXCEPT THAT FOR THE FIFTH ANNUAL MEASURING PERIODS OF THE TERM AND THE RENEWAL TERM (IF ANY) ONLY THE MINIMUM ANNUAL LICENSE FEE PAYMENTS SHALL BE 11/12 OF THE FOLLOWING MINIMUM ANNUAL LICENSE FEE PAYMENTS:

                              MINIMUM ANNUAL                  MINIMUM ANNUAL
REGION                  NEW OUTSOURCING AGREEMENTS         LICENSE FEE PAYMENTS
East                               10                         $ [**]
Midwest                            10                         $ [**]
West                               10                         $ [**]
Ancillary Cross Sale              n/a                         $ [**]
TOTAL                                                         $ [**]

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

All payments shall be based on 100% of the scheduled Minimum Annual License Fee Payments for the East region, but the Midwest and West regions will be phased-in to the Minimum Annual License Fee Payments obligation based on the following schedule:

         a) for the first six months following the Effective Date, BISYS will pay OSI based on 25% of the scheduled Minimum Annual License Fee Payments for the Midwest and West regions;

         b) for the next six months, BISYS will pay OSI based on 50% of the scheduled Minimum Annual License Fee Payments for the Midwest and West regions;

         c) for the next six months, BISYS will pay OSI based on 75% of the scheduled Minimum Annual Fee Payments for the Midwest and West regions; and

         d) thereafter, BISYS shall pay OSI based on 100% of the scheduled Minimum Annual Fee Payments for all regions.

All such minimums (except those for September 2003) are subject to the inflation and renewal adjustments provided in this Schedule.

SECTION 8(b)(ii) - SALES OF ANCILLARY PRODUCTS TO EXISTING CUSTOMERS

The minimum annual License Fees payable by BISYS to OSI pursuant to Section 8(b)(ii) of the Agreement with respect to sales of Ancillary Products to existing customers are the Minimum Annual Ancillary Product License Fee Amount for the sale of Ancillary Products set forth under the Section 4(b)(ii) heading of this Schedule 4, above. All such minimums are subject to the inflation and renewal adjustments provided in this Schedule.

SECTION 8(b) -- PROFORMA BISYS MINIMUM PAYMENT SCHEDULE:

Attached hereto as Attachment 1, is a proforma minimum quarterly fee payment schedule demonstrating the payments that would be made to OSI by BISYS pursuant to Sections 8(b)(i) and 8(b)(ii) and this Schedule 4 given the assumptions set forth in the Footnotes to such Attachment 1.

                       ADJUSTMENTS OF MINIMUM REQUIREMENTS

The minimum fee and payment amounts used for the Minimum Sales Requirements of
Section 4(b) and the Minimum Fee Payment requirements of Section 8(b) shall be subject to the following adjustments:

Annual Inflation Adjustment Provision- The annual minimums specified in this Schedule will increase each year of the Agreement at the annual rate of inflation for the prior year measured by the Consumer Price Index for All Urban Consumers- Other Goods and Services. No adjustment will be made in the first year each minimum becomes effective.

Renewal - Minimum Sales Volumes.- The minimums that shall apply during each Renewal Term shall be determined as follows:

         (i) For the first year of any Renewal Term, such minimums (adjusted by region, if applicable) shall be the greater of:
                  (A) the minimum in effect for each such region during the preceding fiscal year of the Agreement, adjusted under the annual rate of inflation provision to the current fiscal year, or (B) ninety percent (90%) of the trailing three fiscal years actual number achieved by BISYS (segmented by Region, if applicable).

         (ii) For each subsequent year of the Renewal Term, the volumes by Region determined under clause (i) above, adjusted under the annual rate of inflation provision.

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

SCHEDULE 6 (g)- REFERRAL FORM

DATE:                     __________________________

REFERRAL OPPORTUNITY:

         Institution Name:_______________________________________

         Contact Name:    _______________________________________

         Title:           _______________________________________

         Contact Phone # :_______________________________________

         Contact email:   _______________________________________

         City/State:      _______________________________________


         Asset Size:      _______________________________________


REFERRAL FROM:

         Name:            _______________________________________

         Position/Title:  ____________________________

         Telephone:       ____________________________

         Email:           ____________________________


QUALIFYING INFORMATION:

Why interest in Total CS?_________________________

Who they currently use for core if applicable?: ________________________

When the existing core contract expires?________________________

Motive for replacement?:________________________________________________

Where the institution is in their decision making process?______________________

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

SCHEDULE 9 (b)- SUPPORT TERMS AND CONDITIONS

1. Coverage Subject to the terms hereof, OSI shall provide Support to BISYS for the Licensed Software (including Interfaces), Ancillary Products and Third Party Software which are licensed software as defined in the Agreement hereunder ("Support").

2. Support Services

2.1      Support Services consist of:

         (a) Error Correction and Telephone Support provided to the designated BISYS Technical Support Contact concerning the Installation and use of the then current release of the Licensed Software and the OSI Interface Software owned and developed by OSI and the Previous Sequential Release.

         (b) Enhancements, as defined herein, of the Licensed Software that OSI, in its discretion makes generally available to its customers of the Licensed Software. As used herein, "Enhancements" mean new releases of the Licensed Software which support new regulations and provide product enhancements and Fixes. Enhancements will be provided as part of Product Updates, consisting of one copy of published revisions to the printed Documentation and one copy of revisions to the machine readable Licensed Software. Support does not include the physical installation of Product Updates. All such installations may be performed by OSI upon BISYS' written request and shall be billable to BISYS at OSI's then current applicable rate.

         (c) As part of the Support provided hereunder, OSI agrees to use commercially reasonable efforts to provide Product Updates on a timely basis in order to enable BISYS' Customers to comply with federal banking laws and regulations pertaining to the subject matter of the Licensed Software.

2.2 As provided in the Exclusions Section of this document, a condition precedent to continued Support, Product Updates and any warranty relating to the Licensed Software, BISYS agrees to promptly install and implement such Product Updates and Enhancements to the Licensed Software.

3. Term and Termination

3.1 Support shall be provided for the duration of the Agreement, unless terminated by either party as provided herein.

3.2 OSI may suspend Support if BISYS fails to make payments pursuant to the Agreement.

3.3 OSI may suspend Support if BISYS fails in a reasonably prompt manner to implement such modifications, updates and enhancements to the Licensed Software as OSI shall require from time to time in its sole discretion.

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

3.4 OSI may terminate in its sole discretion the Support related to a specific software version, specified hardware configuration or network structure of the Licensed Software upon a prior one (1) year written notice of Support discontinuance.

4.       Remote Support Services

4.1 OSI intends to provide certain Support via a remote on-line connection to BISYS' designated technical support center. BISYS hereby agrees to assist OSI in the creation of such a remote on-line connection as part of the implementation of the System and agrees to maintain and allow OSI access to its designated technical support center and the Licensed Software through such remote on-line connection.

4.2 In the event that the remote on-line connection is not available to OSI necessitating that OSI's personnel have to be deployed to the BISYS designated technical support center to perform Support services that would otherwise have been provided via the remote on-line connection BISYS agrees, in addition to any fees payable under the Agreement:

         (a) to pay a per diem charge for all additional Support services at OSI's then standard rates for such services, and

         (b) to reimburse OSI for all reasonable travel and living expenses incurred by or on behalf of OSI and its personnel in providing the additional Support services to BISYS at BISYS' designated technical support center.

Any such charges for additional Support services and reimbursement for travel and living expenses shall be billed by OSI to BISYS on a per occurrence basis and shall be payable within thirty (30) days of the applicable invoice.

5.       Response, Problem Resolution Standards and Error Priority Levels

5.1 Commercially reasonable efforts shall be made to resolve problems promptly consistent with the priority level reasonably assigned to the problem by OSI from the listing below. Upon BISYS' notification to OSI of a problem, OSI will investigate such problem to determine the nature and origin of such problem and upon completion of such investigation outline to BISYS the procedures to be followed in resolving to such problem.

         The priority levels are as follows:

         (a) Priority A Errors - OSI shall promptly commence the following procedures:

                  i)       assign OSI personnel to correct the Error;

                  ii) notify OSI management that such Errors have been reported and of steps being taken to correct such Error(s);

                  iii) provide BISYS with periodic reports on the status of the corrections; and

                  iv) initiate, within a commercially reasonable period of time that the Error is reported to OSI, work to promptly provide BISYS with a Work-around or Fix and diligently

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                           pursue a resolution of the Error. In the event OSI
                           addresses any Priority A Error by means of a temporary Work-around, OSI shall exercise commercially reasonable efforts to effect a final resolution of the Error as soon as possible thereafter.

         (b) Priority B Errors - OSI shall exercise commercially reasonable efforts to include the Fix for the Error in the next regular Product Update.

         (c) Priority C Errors - OSI may include the Fix for the Error in the next Product Update.

5.2 If OSI believes reasonably and in good faith that a problem reported by BISYS may not be due to an Error in the Licensed Software but may be due to another cause (as illustrated herein), OSI will so notify BISYS. Such other cause may include but not be limited to the failure by BISYS to install OSI recommended updates, the installation by BISYS of software, which has not been certified and approved by OSI, or BISYS' use of the Licensed Software on hardware or network components which have not been specified and approved by OSI.

At that time, BISYS may

         (a) instruct OSI to proceed with problem determination at BISYS' sole expense as set forth below, or

         (b) instruct OSI that BISYS does not wish the problem pursued at BISYS' sole expense.

If BISYS requests that OSI proceed with problem determination at its possible expense and OSI determines that the error was not due to an Error in the Licensed Software, BISYS shall pay OSI, at OSI's then current and standard consulting rates, subject to BISYS' standard OS1 discount, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. .

BISYS shall not be liable for:

         (a) repair to the extent problems are due to Errors in the Licensed Software

         (b) work performed under this paragraph in excess of its instructions, or

         (c) work performed after BISYS has notified OSI that it no longer wishes work on the problem determination to be continued at its sole expense (such notice shall be deemed given when actually received in writing by OSI).

If BISYS instructs OSI that it does not wish the problem pursued at its sole expense or if such determination requires effort in excess of BISYS' instructions, OSI may, at its sole discretion, elect not to investigate the error.

In the event that OSI fails to resolve a problem or correct an Error within a commercially reasonable time frame, the problem shall be escalated to OSI Senior Management and additional technical support resources of a level appropriate for resolution shall be assigned to the problem on a priority basis. In the

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

case of a Priority A Error, four (4) hours from the time the Error is reported shall be deemed a commercially reasonable time frame to escalate OSI' s efforts.

In the event that OSI is unable to resolve or correct a Priority A Error within a commercially reasonable period of time, BISYS shall be entitled to terminate the Agreement under the procedures provided therein.

6. Confidentiality All information provided by either party to the other pursuant to these terms and conditions shall be subject to the confidentiality obligations set forth in Section 16 of the Agreement.

7.       Exclusions

7.1 A condition precedent to OSI's obligation to perform Support shall be that the Licensed Software problems shall not be the result of

         (a)      BISYS' negligence, abuse or misapplication of the Licensed
Software,

         (b) Use of the Licensed Software other than as specified in the Documentation,

         (c) Use of the Licensed Software on hardware other than the Designated Hardware

         (d) BISYS' failure to promptly implement such modifications, updates and enhancements to the Licensed Software (in the form of Product Updates) and to Third Party Software licensed from a Third Party as OSI shall require from time to time in its sole discretion, or

         (e)      Other causes beyond the reasonable control of OSI.

7.2      OSI shall have no obligation to support:

         (a) Altered, damaged or modified Licensed Software (unless such modifications are consented to in writing by OSI or otherwise authorized, permitted or provided for under this Agreement) or any portion of the Licensed Software incorporated with or into other software;

         (b) Licensed Software that is not the then current release or immediately Previous Sequential Release.

7.3 Upon BISYS' request. OSI shall provide Support for the Licensed Software which has malfunctioned as a result of any of the causes described in this Section 7 at its then current and standard rates for material and labor.

7.4      Support does not include physical installation of Product Updates.

8.       Limitation of Liability

EXCEPT FOR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 16 OR ANY LIABILITY OSI MAY HAVE FOR PERSONAL INJURY OR DAMAGE OR DESTRUCTION OF REAL OR TANGIBLE PERSONAL PROPERTY OR LIABILITY RESULTING FROM OSI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OSI'S LIABILITY FOR DAMAGES FROM ANY CAUSE OF ACTION WHATSOEVER RELATING TO OSI'S AGREEMENT TO PROVIDE SUPPORT SHALL BE LIMITED TO THE AMOUNT PAID BY

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BISYS TO OSI FOR SUPPORT DURING THE PRECEDING TWELVE (12) MONTH PERIOD PURSUANT
TO THE AGREEMENT. OSI SHALL NOT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUES, EVEN IF BISYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS ARTICLE SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

OSI AGREES THAT IT WILL NOT WRONGFULLY DISABLE THE OSI PROPRIETARY SOFTWARE OR ANY OTHER HARDWARE OR OSI PROPRIETARY SOFTWARE ON BISYS' COMPUTER SYSTEM FOR ANY REASON. ANY LIMITATION OF LIABILITIES SET OUT IN THIS SECTION AND WITH RESPECT TO OSI WILL BE NULL AND VOID IF OSI BREACHES ITS AGREEMENT SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE.

9. Definitions Unless defined otherwise herein, capitalized terms used in these Support Terms and Conditions shall have the same meaning as set forth in the Agreement. "Error" means the non-conformance or error in Licensed Software, or the applicable portion thereof, which causes the Licensed Software to fail to consistently, accurately and reliably operate and perform the features and functions described in and in accordance with the Documentation.

"Error Correction" means the use of commercially reasonable efforts to correct Errors in accordance with the terms and conditions contained in this Attachment.

"Fix" means the repair or replacement of object or executable code versions of Licensed Software to remedy an Error.

"Previous Sequential Release" means the release of Licensed Software which has been replaced by a subsequent release of the same Licensed Software. Notwithstanding anything to the contrary contained herein, a Previous Sequential Release will be supported by OSI for a period of not more than six (6) months after release of the subsequent release.

"Priority A Error" means an Error which renders Licensed Software inoperative, causes inaccuracies in the data processed by the Licensed Software, degrades the functions or feature of the Licensed Software or materially restricts BISYS' use of the Licensed Software.

"Priority B Error" means an Error which degrades the functions or features of the Licensed Software or restricts BISYS' use of the Licensed Software.

"Priority C Error" means an Error which is cosmetic or trivial in nature and which causes only a minor impact on BISYS' use of Licensed Software

"Support" means OSI support services as described in Section 2.

"Telephone Support" means technical support telephone assistance provided by OSI to the Designated Technical Support Contact concerning problem resolution and the use of the then current release of Licensed Software and the Previous Sequential Release. Calls will be accepted during OSl's normal business hours, except that in the event of an emergency, OSI will accept all calls made to the emergency off-hours telephone numbers which OSI shall supply to BISYS and always promptly update as they change, 24 hours per day, 7 days per week, 365 days per year.

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"Work-around" means a modification of the Licensed Software and/or a change in the procedures followed or data supplied by BISYS to avoid an Error without substantially impairing BISYS' use of Licensed Software.

THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE CONTRACT AND NOT A PRODUCT WARRANTY. THE LICENSED SOFTWARE AND ALL MATERIALS RELATED TO THE LICENSED SOFTWARE ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE AGREEMENT. THIS ATTACHMENT IS AN ADDITIONAL PART OF THE AGREEMENT AND DOES NOT CHANGE OR SUPERSEDE ANY TERM OF THE AGREEMENT EXCEPT TO THE EXTENT UNAMBIGUOUSLY CONTRARY THERETO.

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SCHEDULE 12 -- Product Development Resources

Product Development Resources of three (3) dedicated developers is $536,000 for the first year of this Agreement. BISYS shall pay this fee to OSI on a quarterly basis in advance. After the first year, Product Development Resources will automatically renew for another 12-month period unless either OSI or BISYS provides the other with 180 days prior written notice of its intent not to continue Product Development Resources. The annual fee of $536,000 will be increased each year at the annual rate of inflation for the prior year measured by the Consumer Price Index for All Urban Consumers- Other Goods and Services.

BISYS will reimburse Open Solutions for out-of-pocket travel expenses required of these resources, including travel and lodging while at a BISYS facility, at cost.

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